Exhibit 10.1

PORTIONS OF THIS EXHIBIT MARKED BY [**] HAVE BEEN OMITTED PURSUANT TO RULE 601(B)(10) OF REGULATION S-K. THE OMITTED INFORMATION IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

RENEWABLE HYDROCARBONS PURCHASE AND SALE AGREEMENT

dated August 14, 2020

by and between

GEVO, INC.

and

TRAFIGURA TRADING LLC

Table of Contents

i

Attachments

Attachment A          Authorizations

Attachment B          Renewable Hydrocarbons Specifications

Attachment C          Form of Buyer Parent Guaranty

RENEWABLE HYDROCARBONS PURCHASE AND SALE AGREEMENT

This RENEWABLE HYDROCARBONS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made this 14th day of August 2020 (“Execution Date”) by and between GEVO, INC., a Delaware corporation having its principal office at 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112 (“Seller”) and TRAFIGURA TRADING LLC, a Delaware corporation having its principal office at 1401 McKinney Street, Suite 1500, Houston, Texas 77010 (“Buyer”). Seller and Buyer may be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

A.     Buyer is engaged in the distribution of alternative specially adapted fuels and seeks a supply of Renewable Hydrocarbons (as defined below);

B.     Seller has a demonstration project in Silsbee, TX capable of producing up to 100,000 Gallons per year of Renewable Hydrocarbons (the “Existing Project”);

C.     Seller is developing an interim skid-mounted production solution that is expected to be capable of producing up to 1 million Gallons per year of Renewable Hydrocarbons, which is expected to be located adjacent to another existing facility owned by Seller’s Affiliate at 502 South Walnut Avenue, Luverne, Minnesota 56156 or at such other locations as may be selected by Seller (the “Interim Project”); and

D.     Seller is developing a new project that is expected to be capable of producing between 12,000,000 Gallons and 20,000,000 Gallons per year of Renewable Hydrocarbons, which project is also expected to be located adjacent to the existing facility owned by Seller’s Affiliate at 502 South Walnut Avenue, Luverne, Minnesota 56156 or at such other locations as may be selected by Seller (the “Expansion Project” and, together with the Existing Project and the Interim Project, the “Other Gevo Production Facilities”);

E.     Seller wishes to develop or acquire an additional new project that is expected to be capable of producing between 20,000,000 Gallons and 30,000,000 Gallons per year of Renewable Hydrocarbons as described herein (the “Facility” and, together with the Other Gevo Production Facilities, the “Production Facilities”);

F.     Assuming that Seller is able to so develop or acquire the Facility, Seller desires to sell and deliver Renewable Hydrocarbons to Buyer, and Buyer desires to purchase and receive such Renewable Hydrocarbons from Seller, all pursuant to the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the mutual agreements and covenants set forth in this Agreement and the mutual benefits to be derived by the Parties, Seller and Buyer agree as follows:

Article 1
Definitions

Section 1.1     Definitions. Except where otherwise indicated, capitalized terms used in this Agreement shall have the definitions set forth in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such Person

“Agreement” has the meaning set forth in the Preamble, and consists of (i) Primary Terms, and (ii) the documents identified as Attachments hereto (and the documents listed or referenced in such Attachments), as any of the foregoing may be amended, modified or supplemented from time to time pursuant hereto.

“API MPMS” means the American Petroleum Institute Manual of Petroleum Measurement Standards.

“Applicable Law” means, in relation to matters covered by this Agreement, all applicable laws, statutes, rules, regulations, ordinances, codes, standards and rules of common law, and judgments, decisions, interpretations, orders, directives, injunctions, writs, decrees, stipulations or awards of any applicable Governmental Authority or duly authorized official, court or arbitrator thereof, including all Governmental Authorizations, in each case, now existing or which may be enacted or issued after the Execution Date.

“ASTM” means ASTM International, formerly known as the American Society for Testing and Materials.

“Attachments” means the following Attachments: (i) Attachment A – Authorizations; (ii) Attachment B – Specifications; (iii) Attachments C – Form of Buyer Parent Guaranty.

“Bankruptcy Event” means, with respect to any Person: (a) such Person institutes a voluntary case, files a petition or consents or otherwise institutes any similar proceedings seeking liquidation, reorganization, dissolution, winding-up, to be adjudicated a bankrupt or for any other relief under the Bankruptcy Law, or consents to the institution of an involuntary case thereunder against it; (b) such Person makes a general assignment for the benefit of creditors; (c) such Person applies under Bankruptcy Law for, or by its consent or acquiescence there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers with regard to such Person or to any material part of such Person’s property; (d) such Person admits in writing its inability to pay its debts generally as they become due; (e) an involuntary case or any similar proceeding shall be commenced under the Bankruptcy Law against such Person and (A) the petition commencing the involuntary case or similar proceeding is not timely challenged, (B) the petition commencing the involuntary case or similar proceeding is not dismissed within sixty (60) Days of its filing, (C) an interim trustee is appointed to take possession of all or a portion of the property, and/or to operate all or any part of the business of such Person and such appointment is not vacated within sixty (60) Days of such appointment or (D) an order for relief shall have been issued or entered therein; or (f) a court adjudges such Person to be bankrupt or makes an order requiring the liquidation, dissolution or winding up of such Person.

“Bankruptcy Law” means Title 11 of the United States Code and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors.

“Bio-based Isobutanol” means any isobutanol that is produced from bio-mass and is not derived from petroleum products.

“Business Day” means any Day (other than Saturdays, Sundays and national holidays in the United States of America) on which banks are normally open to conduct business in the United States of America.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Guarantor” means [**].

“Buyer Indemnitee” means Buyer, Buyer’s Affiliates, and each of their respective officers, directors, managers, members, employees, agents, advisors, representatives, successors and assigns.

“Buyer Nominated Volume” means the volume of Renewable Hydrocarbons properly nominated by Buyer in accordance with Section 3.3.

“Buyer Parent Guaranty” means the parent company guaranty issued by Buyer Guarantor for the benefit of Seller in a form substantially similar to the form attached hereto as Attachment C.

“Cash Flow Available for Debt Service” means, for any calculation period with respect to the Project Company, all revenues resulting from the receipt of a cash payment during such period less all cash expenses and costs (including all cash operating expenses and capitalized costs related to the routine and scheduled maintenance necessary for the continued operation of the Facility); provided that, for sake of clarity any Debt Service or taxes paid in cash during such period shall not be deducted from revenues for purposes of calculating Cash Flow Available for Debt Service.

“Change of Control” means, with respect to any Person, the occurrence of any one of the following with respect to such Person: (i) the consolidation with or merger into any other Person by such Person or by any other Person, or (ii) a direct or indirect assignment, conveyance, transfer, lease, exchange, conversion or other disposition of the equity interests in such Person or the voting rights with respect thereto; in either case, as a result of which the Person or Persons that Control, directly or indirectly, such Person shall cease to, directly or indirectly, Control such Person; provided, however, in each case, only a Change of Control transaction whereby a Non-Compete Party would acquire Control of Seller will constitute a Change of Control of Seller hereunder.

“Claim” means any claim, action, dispute, proceeding, demand, or right of action, whether in law or in equity, of every kind and character.

“Claim Notice” has the meaning set forth in Section 15.3(a).

“Commercial Operations Date” means the date on which Seller determines that the Facility is capable of consistently producing Renewable Hydrocarbons conforming to specification and in quantities in line with the design capacity thereof as necessary to enable Seller to perform its obligations under this Agreement, it being agreed that Seller shall not be permitted to declare the Commercial Operation Date unless the Facility has successfully completed commissioning and testing showing an expected annual production capability at least equal to 85% of the annual production capability contemplated by the Facility Design.

“Confidential Information” means any information disclosed by either Party to the other Party, directly or indirectly, in writing, orally, or by inspection of tangible objects (including documents, prototypes, samples, plant, and equipment), which is designated as “Confidential,” “Proprietary,” or some similar designation, or that should reasonably be understood to be confidential from the context of disclosure. Confidential Information will not, however, include any information that the receiving Party can show by competent evidence: (a) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing Party; (b) becomes publicly known and made generally available after disclosure by the disclosing Party to the receiving party through no action or inaction of the receiving Party; (c) is already in the possession of the receiving Party at the time of disclosure by the disclosing party, as shown by the receiving Party’s files and records; (d) is obtained by the receiving Party from a Third Party without a breach of the Third Party’s obligations of confidentiality; or (e) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information.

“Consolidated Long Term Indebtedness” means, with respect to any Person, all Long Term Indebtedness of such Person and its subsidiaries, without duplication and whether or not contingent, determined on a consolidated basis in accordance with GAAP; [**].

“Consolidated Long Term Indebtedness to Project Costs” means, as of any date of determination, the ratio of (a) Consolidated Long Term Indebtedness of the Project Company as of such date to (b) Project Costs as of such date.

“Consolidated Net Worth” means, at any time: (a) the total consolidated assets of the Buyer Guarantor which would be shown as assets on a consolidated balance sheet of the Buyer Guarantor as of such time prepared in accordance with GAAP after eliminating the assets of SPE, minus (b) the total consolidated liabilities of the Buyer Guarantor which would be shown as liabilities on a consolidated balance sheet of the Buyer Guarantor as of such time prepared in accordance with GAAP after excluding (i) the liabilities of SPE and (ii) for the avoidance of doubt, instruments classified as equity in accordance with GAAP in force prior to 1 January 2020.

“Control” of a Person (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the direct or indirect ownership of fifty percent (50%) or more of the voting rights in such Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

“CORSIA” means the Carbon Offsetting and Reduction Scheme for International Aviation currently under development by the International Civil Aviation Organization.

“CP Deadline” has the meaning set forth in Section 2.2(b).

“Day” shall mean a calendar day unless the term Business Days is used.

“Debt Service” means, for any period, the sum, computed without duplication, of the following: (a) all amounts payable by the Project Company in cash in respect of scheduled payments of principal of the Financing provided by the Project Finance Lenders for such period whether or not actually paid (and excluding prepayments thereof) plus (b) all amounts payable by the Project Company in cash in respect of interest expense for the foregoing for such period plus (c) all amounts payable by the Project Company in cash for any financing fees for the foregoing, if any, during such period.

“Debt Service Coverage Ratio” means, as of any date of the end of the most recent fiscal year for which financial statements are available, the ratio of (a) Cash Flow Available for Debt Service for the most recently completed fiscal year of the Project Company to (b) annual Debt Service for such fiscal year.

“Default Notice” has the meaning set forth in Section 16.2.

“Defaulting Party” has the meaning set forth in Section 16.1.

“Delay Liquidated Damages” has the meaning set forth in Section 2.3(b).

“Delay Liquidated Damages Cap” has the meaning set forth in Section 2.3(b).

“Delivery Point” has the meaning set forth in Section 6.1.

“Delivery Term” has the meaning set forth in Section 2.1.

“Delivery Year” means each period of time commencing on the Commercial Operations Date or the anniversary thereof and continuing until the earlier of (i) the next anniversary of the Commercial Operations Date and (ii) the expiration of the Delivery Term.

“Designated Carrier” means a carrier designated by Buyer pursuant to Section 2.1, or such other carrier as may be hired by Buyer (and approved by Seller in advance such approval not to be unreasonably withheld, conditioned or delayed) when arranging transportation of Renewable Hydrocarbons from the Delivery Point. Buyer may seek to “pre-approve” certain carriers or types of carriers during the Term of this Agreement and Seller agrees to cooperate in good faith with any such requests

“Dispute” has the meaning set forth in Section 18.1.

“Dollar” means one United States dollar.

“EMTS” means the EPA Moderated Transaction System or any replacement or successor system designated by the EPA for the recording or transfer of RINs.

“Environmental Attributes” shall mean [**].

“EPA” means the U.S. Environmental Protection Agency or any successor having responsibility at law for the implementation and administration of the RFS Program.

“Event of Default” has the meaning set forth in Section 16.1.

[**]

“Execution Date” has the meaning set forth in the Preamble.

“Existing Project” has the meaning set forth in Recital B.

“Extension Term” has the meaning set forth in Section 2.1.

“Expansion Project” has the meaning set forth in Recital D.

“Facility” has the meaning set forth in Recital E.

“Facility Design” has the meaning set forth in Section 2.1.

“Facility Site” means the location of the Facility contemplated in the Facility Design.

“Fair Market Value” means, with respect to any asset or securities, the fair market value for such asset of securities as between a willing buyer and a willing seller in an arm’s length transaction occurring on the date of valuation, taking into account all relevant factors determinative of value.

“Financial Closing” means the date upon which initial funds are available for distribution to Seller under the initial Financing for the construction of the Facility.

“Financing” means each construction, interim, long-term debt or equity financing, refinancing, and/or credit support arrangement, granted by a Project Finance Lenders, in relation to all or a portion of the development, construction, or operation of the Facility.

“Force Majeure Event” has the meaning set forth in Section 13.1.

“GAAP” means, for each Party, the generally accepted accounting principles applicable in its jurisdiction of incorporation from time to time or, at the option of the Buyer Guarantor, IFRS.

“Gallon” means a United States liquid gallon of 231 cubic inches when corrected to 60 degrees Fahrenheit.

“Governmental Authority” means any federal, state, county, municipal, regional, native or tribal authority of the United States, any state thereof or the District of Columbia, or any other entity of a similar nature, exercising any executive, legislative, judicial, regulatory or administrative function of government.

“Governmental Authorizations” means, collectively, all permits, consents, decisions, licenses, approvals, certificates, confirmations or exemptions from, and all applications and notices filed with or required by, any Governmental Authority that are necessary for development, construction, ownership and operation of any of the Production Facilities, the purchase and sale of Renewable Hydrocarbons pursuant to this Agreement, or the performance of any other obligation of either Party pursuant to this Agreement.

“Guarantors” means Seller Guarantor and the Buyer Guarantor.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Hazardous Substances” means any chemical, substance, medical or other waste, living organism or combination thereof which is or may be hazardous to the environment or human or animal health or safety due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects. “Hazardous Substances” shall include without limitation, petroleum hydrocarbons, including crude oil or any fraction thereof, asbestos, radon, polychlorinated biphenyls (PCBs), methane and all substances which now or in the future may be defined as “hazardous substances,” “hazardous wastes,” “extremely hazardous wastes,” “hazardous materials” or “toxic substances,” or which are otherwise listed, defined or regulated in any manner pursuant to any Applicable Law pertaining to protection of the environment or human or animal health or safety.

“Indebtedness” means with respect to any Person, without duplication and whether or not contingent: (a) all obligations of such Person for borrowed money or advances; and (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; provided, however, that for the avoidance of doubt, Indebtedness shall not include trade payables and accrued expenses in each case arising in the ordinary course of business and shall exclude all offsetting debits and credits between such Person and its subsidiaries.

“Indemnified Party” has the meaning set forth in Section 15.3.

“Indemnifying Party” has the meaning set forth in Section 15.3.

“Independent Appraiser” means an independent nationally recognized investment banking firm (or similar entity that is qualified to act in the capacity contemplated by Section 19.5(d)) that is not rendering (and during the preceding two-year period has not rendered) investment banking, financial advisory or valuation services to either Party or any of their respective Affiliates.

“Initial Term” has the meaning set forth in Section 2.1.

“Intellectual Property” means recognized protectable intellectual property of a Person, such as patents, copyrights, corporate names, trade names, trademarks, trade dress, service marks, applications for any of the foregoing, software, firmware, trade secrets, mask works, industrial design rights, rights of priority, know how, design flows, methodologies and any and all intangible protectable proprietary information that is legally recognized.

“Intellectual Property Right” has the meaning set forth in Section 3.15.

“Interim Project” has the meaning set forth in Recital C.

“Invoice” has the meaning set forth in Section 9.1.

“ISCC” means International Sustainability and Carbon Certification.

“LCFS Credits” means any current or future recognition, award, or allocation of offsets, credits, allowances, or other tangible rights issued under or benefits resulting from the Low Carbon Fuel Standard Program pursuant to the California Assembly Bill AB 32, or any other similar program, created or generated by or from the production, blending or use of renewable fuels.

“Lender” means any Person or agent or trustee of such Person who agrees to provide Financing to the Facility.

“Letter of Credit” means an irrevocable, standby letter of credit issued by a Qualified Institution, and otherwise in form and substance reasonably satisfactory to Seller or Buyer as applicable, and naming Seller or Buyer, as applicable, as beneficiary thereunder.

“Long Term Indebtedness” means, on the last day of a Measurement Period, with respect to any Person, all Indebtedness of such person which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable, one year or more from, or is directly or indirectly renewable or extendible at the option of the obligor in respect thereof to a date one year or more (including, without limitation, an option of such obligor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more) from, the date of the creation thereof; provided, that for sake of clarity Long Term Indebtedness shall not include instruments classified as equity in accordance with GAAP in force prior to 1 January 2020) and all other items required to be excluded in the course of the preparation of consolidated financial statements of such Person.

“Losses” all liabilities, losses, damages, fines, penalties, judgments, demands, and costs and expenses of any kind or nature, including reasonable attorneys’ and experts’ fees and expenses incurred in litigation or dispute resolution.

“Maintenance Schedule” has the meaning set forth in Section 10.1.

“Market Value” has the meaning set forth in Section 8.4.

“MAV Notice” has the meaning set forth in Section 3.2(a).

“Measurement Period” means, with respect to any Person, a period of [**].

“Monthly Available Volume” has the meaning set forth in Section 3.2(a).

“Monthly Maximum Quantity” means [**] of the Target Monthly Quantity for such month.

“Monthly Minimum Quantity” means (i) for any month during the Start-up Period, the volume of Renewable Hydrocarbons that Seller reasonably believes can be produced at the Facility; [**], and (ii) for any month during the Delivery Term, [**] of the Target Monthly Quantity for such month.

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereof.

“Moratorium Period” has the meaning set forth in Section 16.2.

“Non-Compete Party” means, [**] and any of their respective Affiliates.

“Non-Defaulting Party” has the meaning set forth in Section 16.1.

“Non PC Specific Transaction” has the meaning set forth in Section 19.5(d).

“Notice to Proceed Date” means the date on which Seller issues a full notice to proceed with respect to the construction of the Facility.

“Other Gevo Production Facilities” has the meaning set forth in Recital E.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Person” means an individual, partnership, corporation, limited liability company, company, business trust, joint stock company, trust, unincorporated association, joint venture, Government Authority or other entity of whatever nature.

“Price” has the meaning set forth in Section 8.1.

“Primary Terms” means the terms and provisions set forth in Article 1 through Article 19 of this Agreement.

“Prime Rate” means for any Day the rate of interest from time to time reported by The Wall Street Journal as the base rate on corporate loans posted by at least seventy-five percent (75%) of the nation’s thirty (30) largest banks for such date, or if such rate ceases to be published, such successor rate as mutually agreed between the Parties that approximates the same interest level.

“Product Transfer Document” means such document(s) as may be required pursuant to the RFS Program, 40 C.F.R. Part 80, Subpart M.

“Production Facilities” has the meaning set forth in the Recital D.

“Production Split” has the meaning set forth in Section 3.2(b).

“Pro Forma Consolidated Long Term Indebtedness” means with respect to the Project Company, the Consolidated Long Term Indebtedness of the Project Company as agreed and adopted by the Project Finance Lenders on a pro forma basis in connection with a Financing.

“Pro Forma Consolidated Long Term Indebtedness to Project Costs” means the ratio of Consolidated Long Term Indebtedness to Project Costs of the Project Company, as agreed and adopted by the Project Finance Lenders on a pro forma basis in connection with a Financing.

“Pro Forma Debt Service Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) the annual Cash Flow Available for Debt Service to (b) the annual Debt Service, as agreed and adopted by the Project Finance Lenders on a pro forma basis in connection with a Financing.

“Project Company” refers to the special purpose entity that is Affiliated with Seller and to which, at Sellers option, Seller assigns this Agreement, along with all other Facility contracts, rights and assets, in connection with the construction, financing, ownership, and operation of the Facility all in accordance with Section 19.5.

“Project Costs” means, as of any date of determination, the sum of all third-party capital expenditures incurred for the design, planning, development, construction and commissioning of the Facility on or prior to such date.

“Project Finance Lenders” shall mean any Lender providing long-term debt Financing (other than any Non-Compete Party) in connection with the Facility.

“Public Official” means an elected or appointed official, employee or agent of any national, regional or local government/state or department, agency or instrumentality of any such government/state or any enterprise in which such a government/state owns, directly or indirectly, a majority or controlling interest; an official of a political party; a candidate for public office; and any official, employee or agent of any public international organization.

“Qualified Institution” means a U.S. commercial bank or a U.S. branch office of a foreign bank having (i) assets of at least $10 billion and (ii) a credit rating from S&P or Moody’s with respect to such bank’s long-term, unsecured, unsubordinated deposits and as to which the lowest of the most recent ratings issued or maintained is at least “A-” from S&P or “A3” from Moody’s.

“REACH Regulation” means Regulation (EC) No 1907/2006 of the European Parliament and the Council of 18 December 2006 concerning the Registration, Evaluation, Authorization and Restriction of Chemicals (REACH).

“Release” means the release, spill, leak, pump, injection, deposit, discharge, dispersal, or improper disposal of a Hazardous Substance.

“Renewable ATB” means alcohol to renewable diesel.

“Renewable ATJ” means alcohol to jet synthetic paraffinic kerosene derived from Bio-based Isobutanol or ethanol.

“Renewable Energy Directive” means Directive 2009/28/EC of the European Parliament and of the Council of 23 April 2009 on the promotion of the use of energy from renewable sources, as may be modified or replaced in a manner consistent with the Proposal for a Directive of the European Parliament and of the Council on the promotion of the use of energy from renewable sources (recast) COM/2016/0767 final/2 - 2016/0382 (COD), repealing Directive 2009/28/EC of the European Parliament and of the Council of 23 April 2009 on the promotion of the use of energy from renewable sources.

“Renewable Hydrocarbons” means: (i) Renewable Isooctane, (ii) Renewable ATJ, (iii) Renewable ATB and (iv) Renewable Isobutylene; all derived from Bio-based Isobutanol or ethanol and meeting the specifications set forth on Attachment B for each of the products referred to herein.

“Renewable Isobutylene” means bio based isobutylene.

“Renewable Isooctane” means isooctane that is comprised of a family of renewable C8 compounds that includes 2,2,3-trimethylpentane, 2,2,4-trimethypentane, 2,3,3-trimethylpentane, and 2,3,4-trimethylpentane.

“Replacement Hydrocarbons” has the meaning set forth in Section 3.7.

“Replacement Quantity” means, for any given applicable month, an amount of Renewable Hydrocarbons equal to the volumes either (i) not made available, tendered or sold by Seller as contemplated in Section 3.4. or (ii) not nominated, received or purchased by Buyer as contemplated in Section 3.5, as applicable.

[**]

“RFS Program” means the Renewable Fuel Standard Program under the Energy Policy Act of 2005 and the Energy Independence and Security Act of 2007 and implementing regulations, including without limitation, 40 C.F.R. Part 80, Subpart M.

“RIN” means a Renewable Identification Number as defined in the RFS Program.

“RSB” means the Roundtable on Sustainable Biomaterials.

“S&P” means Standard and Poor’s Ratings Group, a division of McGraw-Hill, Inc., and any successor thereof.

“Sanctions” means economic or financial sanctions or trade embargoes or trade restrictions or similar or equivalent restrictive measures imposed, administered, enacted or enforced from time to time by the United Nations, European Union or United States or other applicable sanctions authority.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnitee” means Seller, Seller’s Affiliates, and each of their respective officers, directors, managers, members, employees, agents, advisors, representatives, successors and assigns.

“Scheduled Maintenance” has the meaning set forth in Section 10.1.

“SPE” means Trafigura Securitisation Finance plc, an Irish public limited company which is neither a Subsidiary of the Buyer Guarantor nor an Affiliate of the Buyer Guarantor, but which is consolidated in the financial statements of the Buyer Guarantor in accordance with GAAP or any similar vehicle or Person which may or may not be an Affiliate of the Buyer Guarantor but is similarly consolidated in its financial statements, established for the purposes of securitizing receivables or inventories generated by the Buyer Guarantor or its Affiliates.

“Specifications” means [**].

“Start-up Period” has the meaning set forth in Section 2.1(a).

“Sustainability Certification” means a certification demonstrating compliance with the sustainability criteria pursuant the Renewable Energy Directive, issued by a voluntary national or international certification scheme recognized by the European Commission, including, but not limited to, ISCC or RSB.

“Target Commercial Operations Date” has the meaning set forth in Section 2.3(a).

“Target Monthly Quantity” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” means all federal, state, local, and foreign net income, gross income, profits, franchise, margin, sales, use, value added, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, motor fuel, special fuel, gasoline, petroleum products, bio-fuel, petroleum products delivery, motor fuel transporter, diesel, oil company franchise, environmental, spill, or withholding taxes or other assessments, duties, fees or charges imposed by any Governmental Authority, including any interest, penalties, or additions to tax that may be imposed with respect thereto.

“Term” has the meaning set forth in Section 2.1.

“Termination Payment” has the meaning set forth in Section 16.4.

“Test Product” has the meaning set forth in Section 3.1(a).

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Transport Container” means any container, truck, rail car, marine vessel, storage vessel, or other mechanism owned, leased, hired, or otherwise arranged for by Buyer, by which Renewable Hydrocarbons are transported from the Delivery Point.

“Undelivered Renewable Hydrocarbons Contract Value” means [**].

“Undelivered Renewable Hydrocarbons Market Value” means [**].

Section 1.2     Interpretation. Unless the context of the Agreement otherwise requires: (a) the headings contained in the Agreement are used solely for convenience and do not constitute a part of the Agreement between the Parties, nor should they be used to aid in any manner to construe or interpret the Agreement; (b) the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural words; (c) the terms “hereof”, “herein” “hereto” and similar words refer to this entire Agreement and not to any particular Article, Section, Appendix, Attachment, Exhibit or any other subdivision of the Agreement; (d) references to “Article”, “Section”, “Appendix”, “Attachment” or “Exhibit” are to the Agreement unless specified otherwise; (e) reference to “the Agreement”, an Appendix, Attachment, or Exhibit hereto or any other agreement or document shall be construed as a reference to such agreement or document as the same may be amended, modified, supplemented or restated, and shall include a reference to any document which amends, modifies, supplements or restates, or is entered into, made or given pursuant to or in accordance with its terms; (f) references to any law, statute, rule, regulation, notification or statutory provision (including Applicable Laws and Governmental Authorizations) shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or reenacted; (g) references to any Person or Party shall be construed as a reference to such Person’s or Party’s successors and permitted assigns; and (h) references to “includes,” “including” and similar phrases shall mean “including, without limitation.” The Parties collectively have prepared the Agreement, and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of the Agreement or any part hereof.

Section 1.3     Order of Precedence. In case of conflict between the Primary Terms, amendments to the Agreement and the Attachments, the order of precedence for interpretation shall be: (a) amendments to this Agreement, with those of a later date having precedence over those of an earlier date; (b) these Primary Terms; and (c) Attachments. In the event of a conflict among, or within, any provisions within any one of the levels set forth in the foregoing order of precedence, the more stringent or higher quality requirements of such provisions which are applicable to the obligations of Seller shall take precedence over the less stringent or lesser quality requirements applicable thereto.

Article 2
Term; CONDITIONS PRECEDENT; TARGET COMMERCIAL OPERATIONS DATE

Section 2.1     Term.

(a)     The term of this Agreement shall commence on the Execution Date and shall expire on the tenth (10th) anniversary of the Execution Date (such term, the “Initial Term” and as may be extended for any Extension Terms, collectively the “Term”). Buyer shall have the option to extend the Initial Term for up to [**] (each, an “Extension Term”) by providing not less than [**] prior written notice to Seller of such election before the commencement of the applicable Extension Term. The “Start-up Period” shall commence on the Commercial Operations Date and shall expire on the one-year anniversary of the Commercial Operations Date. The “Delivery Term” shall commence upon the expiration of the Start-up Period and shall expire concurrently with the expiration of the Term.

(b)     Notwithstanding anything contained herein to the contrary, it is understood and agreed by the Parties that the design, capabilities (including the expected annual production capacity), specifications, required Governmental Authorizations, delivery logistics and location of the Facility (collectively, the “Facility Design”) have not yet been determined as of the Execution Date. Seller’s obligations pursuant to Section 2.2 to pursue the satisfaction of the Conditions Precedent thereunder shall not become effective until Seller identifies a Facility with a Facility Site located in the United States (for which is has secured control over the related real property interests in the case of a development Facility or a right to purchase in the case of an acquired Facility – which in either case may be evidenced by a letter of intent or similar instrument) meeting the following requirements: such Facility shall have (i) an estimated annual Renewable Hydrocarbon production capacity of [**]; (ii) the ability to load on a short line to a commercial railroad; and (iii) the ability to load and dispatch a minimum of [**] rail cars per Day. If Seller does not provide a Facility Design meeting the aforementioned requirements to Buyer on or before December 31, 2020, either Party shall have the right to terminate this Agreement by furnishing the other Party with written notice of termination in accordance with Section 19.6 specifying a date of termination of this Agreement; provided, however, that (i) the right to so terminate this Agreement shall expire, and (ii) any notice of such termination previously issued shall be automatically deemed withdrawn and of no force or effect, if, in either case, Seller provides the requisite Facility Design, for a Facility meeting the Facility Design specifications set forth above, to Buyer prior to the termination date specified in such notice of termination. In the event of a termination pursuant to this Section 2.1, this Agreement shall forthwith become null and void and of no further force or effect, and the Parties shall be released and discharged from any and all obligations arising or accruing hereunder (other than the obligations relating to confidentiality pursuant to Section 19.10 hereof) and shall not incur any liability to each other as a result of such termination. Upon notification by Seller to Buyer of the identification of a Facility meeting the Facility Design requirements specified above, the definition of “Facility” for purposes of this Agreement will automatically be modified to include the Facility Design and Buyer will have a period of [**] within which it shall notify Seller of its desired [**] destination point and the commercial railroad carrier that it intends to use as its Designated Carrier to move volumes of Renewable Hydrocarbons to from the Facility Site for purposes of setting Index Pricing benchmarks (subject to Section 8.1) The annual production capacity of the Facility as contemplated by the Facility Design will be converted to a monthly production capacity by dividing such annual capacity by twelve (12) (such monthly amount, the “Target Monthly Quantity”); provided, however, that no later than [**] prior to the commencement of the Delivery Term, Seller shall notify Buyer of the actual output capability of the Facility based on performance and testing during the Start-up Period and the Target Monthly Quantity shall be adjusted to reflect such capability; provided further, however, that in no event shall the Target Monthly Quantity be less than [**]. In the event Seller’s proposed Facility Design exceeds [**], Buyer shall have a one-time right of first refusal to acquire the Renewable Hydrocarbon produced from such excess capacity. If Seller notifies Buyer of a Facility Design with such excess capacity, Buyer shall have [**] to notify Seller that Buyer is electing to acquire the Renewable Hydrocarbon produced from such excess capacity on the same terms and conditions as set forth herein. If Buyer fails to so notify Seller within such [**] period, Seller shall be free to enter into any arrangements to sell such excess capacity to any third party other than a Non-Compete Party on an as-available / second priority basis (with all of Buyer’s volumes of Renewable Hydrocarbons being given the highest level of priority for delivery).

Section 2.2     Conditions Precedent.

(a)     Notwithstanding the Execution Date, the obligations of the Parties to perform this Agreement, other than the Parties respective obligations under this Section 2.2 and Articles 11, 14, 15, 16, 17, 18 and 19 are conditioned upon and, unless otherwise waived in writing by both Parties, shall not become effective or binding until;

(i)     Receipt by Seller of those Governmental Authorizations necessary for the construction and operation of the Facility as set forth on Attachment A (such Attachment A will be subject to updating based on the agreed Facility Design) in form and substance reasonably satisfactory to Seller;

(ii)     Seller shall have procured all material rights-of-way, easements, or other property or contract rights, including technology licensing agreements, necessary for the construction and operation of the Facility and in form and substance reasonably satisfactory to Seller, excluding such rights-of-way, easement, or other property or contract rights that Seller determines will be procured during construction;

(iii)     Achievement of Financial Closing with respect to all Financing necessary for Seller to proceed with the construction of the Facility; and

(iv)     Seller shall have entered into engineering, procurement, and construction agreements for the construction of the Facility, in form and substance reasonably satisfactory to Seller.

(b)     From and after the date on which the Facility Design is established, Seller shall use commercially reasonable efforts to satisfy all of the conditions precedent set forth in Section 2.2(a) (collectively, the “Conditions Precedent”) on or before December 31, 2021 (as may be extended hereunder, the “CP Deadline”); provided, however, that the CP Deadline may be extended upon the mutual agreement of the Parties. Seller shall provide to Buyer any reasonably requested documentation necessary for Buyer to verify the fulfillment of the Conditions Precedent.

(c)     Seller shall provide Buyer with updates on a monthly basis regarding the status of the Conditions Precedent. Once the Conditions Precedent are fully achieved, Seller shall provide Buyer with prompt notice of their satisfaction.

(d)     In the event that all of the Conditions Precedent have not been satisfied or waived on or before the CP Deadline, then for so long as such conditions shall remain unsatisfied either Party shall be permitted to terminate this Agreement by furnishing the other Party with written notice of termination in accordance with ☒Section 19.6 specifying a date of termination of this Agreement; provided, however, that (i) the right to so terminate this Agreement shall expire if all of the Conditions Precedent are satisfied or waived and (ii) any notice of such termination previously issued shall be automatically deemed withdrawn and of no force or effect, if all of the Conditions Precedent are satisfied or waived prior to the termination date specified in such notice of termination. In the event of a termination pursuant to this Section 2.2, this Agreement shall forthwith become null and void and of no further force or effect, and the Parties shall be released and discharged from any and all obligations arising or accruing hereunder (other than the obligations relating to confidentiality pursuant to Section 19.10 hereof and those arising under Section 2.2(e)) and shall not incur any liability to each other as a result of such termination.

(e)     [**].

Section 2.3     Target Commercial Operations Date.

(a)     From and after the satisfaction or waiver of all of the Conditions Precedent, Seller shall use commercially reasonable efforts to cause the Commercial Operations Date to occur on or before December 31, 2023 (as may be extended hereunder, the “Target Commercial Operations Date”). The Target Commercial Operations Date shall be subject to extension on a day-for-day basis for each Day that the achievement of the Commercial Operations Date is delayed by a Force Majeure Event or by acts or omissions of Buyer; provided that the Target Commercial Operations Date shall not be extended by reason of a Force Majeure Event by more than [**].

(b)     If the Commercial Operations Date has not taken place on or before the Target Commercial Operations Date (as may be adjusted in accordance with this Agreement), then Seller shall pay, as liquidated damages and not as a penalty, delay damages (“Delay Liquidated Damages”) to Buyer in the amount of [**]; provided, however, that notwithstanding the foregoing, in no event shall Buyer be entitled to payment in the aggregate of Delay Liquidated Damages in an amount in excess of [**] (the “Delay Liquidated Damages Cap”).

(c)     Seller shall not be deemed to have breached this Agreement for failure to cause the Commercial Operations Date to occur on or before the Target Commercial Operations Date. Except as set forth in Section 2.3(d) below, the liquidated damages provisions set forth in this Section 2.3 shall not affect the Term of this Agreement and shall be Buyer’s sole and exclusive remedy in the event that Seller fails to achieve the Commercial Operations Date by the Target Commercial Operations Date.

(d)     If (i) the Commercial Operations Date has not occurred by the Target Commercial Operations Date (as may be extended) and (ii) and more than [**] have passed since such Target Commercial Operations Date (as may be extended), either Party shall be permitted to terminate this Agreement by furnishing the other Party with written notice of termination in accordance with ☒Section 19.6 specifying a date of termination of this Agreement, provided, however, that (i) the right to so terminate this Agreement shall expire and (ii) any notice of such termination previously issued shall be automatically deemed withdrawn and of no force or effect, if the Commercial Operations Date occurs prior to the termination date specified in such notice of termination. In the event of a termination pursuant to this Section 2.3(d), the Seller shall (in addition to the amounts payable under Section 2.3(b) above, pay to Buyer an amount equal to [**]. In the event of a termination pursuant to this Section 2.3, the Parties shall be released and discharged from any obligations arising or accruing hereunder from and after the date of such termination and shall not incur any additional liability to each other as a result of such termination; provided that, for sake of clarity, such termination shall not discharge or relieve either Party from any obligation that has accrued prior to such termination specifically including Seller’s obligation to make payment to Buyer under this Section 2.3.

Section 2.4     Reporting(a)     . From and after the satisfaction or waiver of all of the Conditions Precedent, Seller shall provide Buyer with written, non-binding, quarterly progress reports regarding the schedule of the construction of the Facility. Such reports shall be provided to Buyer by Seller within fifteen (15) days after the beginning of each calendar quarter (e.g., April 15, July 15, October 15, and January 15) beginning after the first full calendar quarter following satisfaction or waiver of all of the Conditions Precedent. In addition, upon reasonable notice to Seller, and subject to any restrictions contained in any agreements relating to the siting, design or construction of the Facility and the reasonable rules of Seller (including safety rules), a reasonable number of Buyer’s representatives may from time to time inspect the construction of the Facility. Any such inspection shall not unreasonably interfere with Seller’s efforts to construct the Facility. Within five (5) Business Days following the satisfaction or waiver of all of the Conditions Precedent, Seller shall provide Buyer with its best estimate of the three (3) month period during which the Commercial Operations Date is expected to occur. As the completion of the Facility progresses, Seller will keep Buyer advised of any changes to the expected Commercial Operations Date; moreover, Seller shall provide Buyer with not less than 30 days prior written notice of the Commercial Operations Date to provide Buyer with sufficient time within which to arrange the necessary transportation in order to accept deliveries of Renewable Hydrocarbons from the Facility.

Article 3
Purchase and Sale of Renewable HYDROCARBONS

Section 3.1     Pre-Delivery Term Purchase and Sale of Renewable Hydrocarbons. From and after the Execution Date until the occurrence of the Commercial Operations Date:

(a)     Seller shall offer for sale to Buyer Renewable Hydrocarbons produced by the Facility prior to the commencement of the Start-up Period (“Test Product”). In addition, Seller shall have the option, but not the obligation, in its sole discretion to offer for sale to Buyer Renewable Hydrocarbons produced by the Other Gevo Production Facilities. The price applicable to all quantities of Renewable Hydrocarbons offered for sale pursuant to this Section 3.1(a) shall be as mutually agreed by the Parties at the time of sale and memorialized in writing pursuant to a purchase order between the Parties that references and incorporates the terms and conditions of this Agreement. For sake of clarity, other than with respect to Test Product, Seller shall have no obligation to offer or sell such Renewable Hydrocarbons to Buyer pursuant to this Section 3.1(a), and nothing in this Agreement shall prohibit Seller from selling and delivering such Renewable Hydrocarbons, or any other fuels or products produced by the Other Gevo Production Facilities, to other Persons (subject to Section 19.15(c)).

(b)     If Seller desires to make available Renewable Hydrocarbons for sale to Buyer pursuant to this Section 3.1, Seller shall notify Buyer of the quantity of the Renewable Hydrocarbons available for sale (along with its other proposed terms and conditions for sale including price) and Buyer shall have [**] to accept or reject such offer (which it may elect to do or not do in its sole and absolute discretion). If Buyer fails to respond within such [**] period, then Buyer shall be deemed to have rejected such offer and Seller shall be free to sell such Renewable Hydrocarbons to any other Person (subject to Section 19.15).

(c)     If both Parties (each in their sole and absolute discretion) agree to sell/buy (as appropriate) volumes of Renewable Hydrocarbons pursuant to this Section 3.1, Section 3.4 and Section 3.5 will be applicable to such transactions in the case of any failures to deliver or receive in accordance with the agreement of the Parties but Section 8.3 and Section 8.4 shall not apply unless expressly agreed by the Parties in writing.

Section 3.2     Delivery Schedule/Nominations/Scheduling. During both the Start-up Period and the Delivery Term:

(a)     On or before [**] (except in the case of the first forecast which shall be delivered at least [**] prior to the Commercial Operations Date), Seller shall prepare and deliver to Buyer a [**] forecast for the next [**], specifying Seller’s expected Facility production schedule, including the total volumes of Renewable Hydrocarbons and the applicable Production Split for Renewable ATJ and Renewable Isooctane to be produced in any such month (such notice, the “MAV Notice”); provided that for each month volumes shall not be less than the Monthly Minimum Quantity or more than the Monthly Maximum Quantity. [**]. Volumes specified in the forecast for the [**] shall be deemed fixed (such volume, the “Monthly Available Volume”). Volumes for the remainder of the [**] period shall be deemed to be estimates. At all times after the Commercial Operations Date, Seller shall promptly notify Buyer of any changes to any forecasted volumes that might affect future scheduling. Any volumes of Renewable Hydrocarbons produced at the Facility in excess of the applicable Monthly Maximum Quantity shall first be offered to Buyer on the terms and conditions set forth herein and only if Buyer shall not have accepted such offering within [**] shall Seller be entitled to sell such volumes to a Third Party (other than a Non-Compete Party) on an as-available basis and only after meeting Seller’s obligations to Buyer hereunder. To the extent that Buyer agrees to purchase such excess volumes, they will be included in the Monthly Available Volume for purposes of this Agreement.

(b)     As used herein, the “Production Split” means the percentage split for the production of Renewable ATJ and Renewable Isooctane of the Facility, [**]. The Parties acknowledge that the Facility is capable of production of Renewable ATJ and Renewable Isooctane utilizing only these [**] Production Splits, [**]. Seller shall be excused from all liability pursuant to Section 3.4 below for failure to deliver as a result of Facility down time due to a change to the Production Split so long as the “down time” does not exceed [**] to a higher percentage of [**], Seller and Buyer will mutually agree upon pricing and volume terms to accommodate incremental [**] production.

(c)     Seller shall make available, on a ratable basis, Renewable Hydrocarbons on a monthly basis, based on the Production Split then in effect in accordance with Section 3.2(b), the Monthly Available Volume contemplated in the applicable MAV Notice.

(d)     [**].

Section 3.3     Purchase and Sale of Renewable Hydrocarbons. Subject to the terms and conditions in this Agreement, specifically including Section 2.1(b):

(a)     During the Start-up Period, Buyer shall nominate a volume of Renewable Hydrocarbons in an amount that is not less than [**] and not more than [**] of the Monthly Available Volumes for each month and thereafter, Seller shall sell and deliver, or cause to be delivered, and Buyer shall purchase and receive, or cause to be received, the Buyer Nominated Volume (on a ratable basis) at the Facility’s Delivery Point.

(b)     During the Delivery Term, Buyer shall nominate a volume of Renewable Hydrocarbon in an amount that is not less than [**] and not higher than [**].

(c)     If, during the Start-up Period or the Delivery Term, the Buyer Nominated Volume is less than volume of Renewable Hydrocarbons that Seller has available, Seller shall be free to sell such Renewable Hydrocarbons to any other Person (subject to Section 19.15(c)).

Section 3.4     Failure to Deliver. Unless such failure is due to a Force Majeure Event or a Buyer requested change in the Production Split (subject to the limit on duration set forth in Section 3.2(b) above), commencing on the Commercial Operations Date and during each month of the (i) Start-up Period if Seller fails to tender a quantity of Renewable Hydrocarbons in any given month at least equal to [**] of the Buyer Nominated Volume and (ii) Delivery Term thereafter, if the Monthly Available Volume is less than the Monthly Minimum Quantity or if Seller fails to tender a quantity of Renewable Hydrocarbons in any given month at least equal to the Buyer Nominated Volume, Seller shall pay Buyer, within [**] of receipt of Buyer’s invoice, an amount equal to the greater of (a) zero and (b) (i) the actual, documented amount paid by Buyer, acting in a commercially reasonable manner, for the purchase of a Replacement Quantity of Renewable Hydrocarbons or, if a Replacement Quantity cannot be purchased, the Undelivered Renewable Hydrocarbons Market Value less (ii) the Undelivered Renewable Hydrocarbons Contract Value, plus (iii) any actual, reasonable and verifiable incremental out-of-pocket costs incurred by Buyer as a result of such failure to deliver. By way of example, if during the Delivery Term: (w) the Target Monthly Quantity was [**] of Renewable Hydrocarbons; (x) Seller notified Buyer that the Monthly Available Volume was [**], (y) as a result, Buyer Nominated Quantity would be required to be [**] and (z) Seller only delivered [**]; then the Replacement Quantity would be [**] (because Seller failed to make available the required [**] and then also failed to deliver the required [**] and Seller will be obligated to pay to Buyer an amount of damages for such Replacement Quantity based on the foregoing provisions. In addition, if the aggregate Replacement Quantities of Renewable Hydrocarbons in any [**] period during the Delivery Term pursuant to this Section 3.4 are greater than or equal to the product of six (6) and the Target Monthly Quantity, such circumstance shall be considered an Event of Default pursuant to Section 16.1(d) (provided that it will not be subject to the cure provisions set forth therein).

Section 3.5     Failure to Receive. Unless such failure is due to a Force Majeure Event or Seller’s failure to properly tender such volumes for delivery to Buyer, commencing on the Commercial Operations Date and during [**] of the Start-up Period and Delivery Term thereafter, Buyer shall be responsible for (i) nominating the minimum Buyer Nominated Volumes as required by Section 3.2 above and (ii) purchasing and receiving all Renewable Hydrocarbons tendered for delivery up to the Buyer Nominated Volume. If Buyer fails to nominate the required minimum Buyer Nominated Volumes or receive a quantity of Renewable Hydrocarbons equal to the Buyer Nominated Volumes in any given [**] (unless such failure is due to a Force Majeure Event or Seller’s failure to properly tender such volumes for delivery to Buyer), Buyer shall pay Seller, within [**] of receipt of Seller’s invoice, an amount equal to the greater of (a) zero and (b)(i) the Undelivered Renewable Hydrocarbons Contract Value less (ii) the actual, documented amount received by Seller, acting in a commercially reasonable manner, for the sale of the Replacement Quantity of Renewable Hydrocarbons not nominated or received by Buyer or, if a sale of such Replacement Quantity of Renewable Hydrocarbons cannot be made, the Undelivered Renewable Hydrocarbons Market Value, plus (iii) any actual, reasonable and verifiable incremental out-of-pocket costs incurred by Seller as a result of such failure to receive. In addition, if the aggregate Replacement Quantities of Renewable Hydrocarbons in any [**] period during the Delivery Term pursuant to this Section 3.5 are greater than or equal to the product of [**] and the Target Monthly Quantity (unless such failure is due to a Force Majeure Event or Seller’s failure to properly tender such volumes for delivery to Buyer), such circumstance shall be considered an Event of Default pursuant to Section 16.1(d) (provided that it will not be subject to the cure provisions set forth therein).

Section 3.6     Credit Support

(a)     Buyer Credit Support Obligations.

(i)       [**].

(ii)      [**].

(iii)     [**].

(iv)     [**].

(v)      Except as provided to the contrary in this Agreement, an accounting term used in this Section 3.6(a) is to be construed in accordance with the principles applied in connection with Buyer Guarantor’s financial statements or, at the option of the Buyer Guarantor, in accordance with GAAP.

(vi)     No item shall be credited or deducted more than once in any calculation under this Section 3.6(a).

(b)     Seller Credit Support Obligations.

(i)      [**]:

(1)     [**].

(2)     [**].

(3)     [**].

(ii)      Except as provided to the contrary in this Agreement, an accounting term used in this Section 3.6(b) is to be construed in accordance with the principles applied in connection with the Project Company’s financial statements or, at the option of the Project Company, in accordance with GAAP.

(iii)     No item shall be credited or deducted more than once in any calculation under this Section 3.6(b).

Section 3.7     Replacement Hydrocarbons. In the event that Seller does not have Renewable Hydrocarbons available for delivery hereunder from the Facility due to operational issues at the Facility that affect production capacity, Seller may provide Buyer with Replacement Hydrocarbons. As used herein, “Replacement Hydrocarbons” means hydrocarbons that otherwise meet the requirements of Renewable Hydrocarbons set forth in this Agreement (including all applicable Specifications), other than for the fact that they were produced at another Seller facility other than the Facility. Deliveries of Replacement Hydrocarbons shall, unless otherwise agreed by the Parties, be made at the Delivery Point at the Facility, and Seller shall, in accordance with this Agreement, Applicable Laws and applicable industry standards, provide, or cause to be provided, transportation to such Delivery Point of all quantities of Replacement Hydrocarbons made available hereunder to Buyer. If Seller desires to deliver Replacement Hydrocarbons, Seller shall notify Buyer no later than five (5) days prior to the applicable scheduled delivery of Renewable Hydrocarbons hereunder that Seller is electing to deliver Replacement Hydrocarbons. All Replacement Hydrocarbons delivered shall count towards Seller’s obligations to deliver an amount on a monthly basis at least equal to the applicable Monthly Minimum Quantity.

Section 3.8     Limited Exclusivity. Subject to Section 2.1(b), the Parties acknowledge and agree that [**] of the output of Renewable Hydrocarbons from the Facility will be made available and sold to Buyer pursuant to this Agreement; provided, however, to the extent quantities of Renewable Hydrocarbons are properly made available to Buyer in accordance with the terms hereof but not taken, nothing in this Agreement shall prohibit Seller from selling and delivering such Renewable Hydrocarbons, or any other fuels or products produced by the Production Facilities, to other Persons.

Section 3.9     Environmental Attributes. [**].

Section 3.10     CORSIA. On or before six (6) months after the Commercial Operations Date, Seller agrees to obtain, at Seller’s cost and expense, a Sustainability Certification with respect to the Facility. In addition, by the later of: (i) six (6) months after the Commercial Operations Date, and (ii) six (6) months after CORSIA goes into effect Seller shall take such actions as are necessary to cause any Renewable ATJ delivered under this Agreement to be certified as an eligible fuel for participation in CORSIA. If Seller has not caused the Renewable ATJ to be certified as an eligible fuel for participation in CORSIA within the time frame set forth in the preceding sentence, Seller shall have an additional six (6) month period to cure such failure. If Seller has not obtained such certification under CORSIA within such six (6) month cure period, Buyer shall have the right to terminate this Agreement on twenty (20) days’ written notice to Seller, without any further liability of either Party arising out of such termination. After obtaining the same, Seller shall maintain such Sustainability Certification and certification under CORSIA for the duration of the Term.

Section 3.11     REACH Regulation. Buyer shall be solely responsible for fulfilling any requirements under the REACH Regulation in relation to Renewable Hydrocarbons. Such requirements shall be satisfied as soon as commercially practicable and in any event prior to the first delivery of Renewable Hydrocarbons hereunder, and thereafter Buyer shall maintain compliance with all REACH Regulation requirements during the Term. In addition, Buyer shall be responsible for any requirements or costs associated with the withdrawal of the United Kingdom from the European Union, including any required additional registrations under the REACH Regulation or under the laws of the United Kingdom.

Section 3.12     RSB Standard. On or before six (6) months after the Commercial Operations Date, Seller shall also cause the Renewable Hydrocarbons to qualify as biofuel pursuant to the RSB standard as set forth and published by the Roundtable on Sustainable Biomaterials.

Section 3.13     Carbon Intensity. The carbon intensity for Renewable Hydrocarbons is expected be between 0 and 60.0 with an expected average of 40.0. Seller shall reasonably cooperate with Buyer to adjust the carbon intensity in the most economically advantageous manner, the Parties recognizing and balancing that lower carbon intensity scores may entail increased expenditures in order to achieve such lower carbon intensity scores.

Section 3.14     Facility Ownership and Operation. Following the Commercial Operations Date, Seller shall at its sole cost, risk and expense (i) own, operate and maintain the Facility in accordance with prudent industry practice and in accordance with all Applicable Laws, (ii) operate all loading facilities at the Facility at times and in a manner consistent with customary industry practice (subject to Scheduled Maintenance and Force Majeure Events) and (iii) have all risk of loss associated with the Facility. Moreover, Seller shall not make any material modifications of the Facility without Buyer’s prior written consent unless required in accordance with Applicable Law or pursuant to this Agreement.

Section 3.15     Intellectual Property. For purposes of this Section, “Intellectual Property Right” means any patent, trademark, copyright, trade secret, or other proprietary right of a Third Party. Seller warrants and represents that the Renewable Hydrocarbons, when delivered, will be free from claim of a Third Party for infringement or misappropriation of an Intellectual Property Right. Seller shall defend at Seller’s expense and indemnify and hold Buyer and its Affiliates harmless against any and all expenses, liability or loss from any claim or lawsuit for alleged infringement or misappropriation of any Intellectual Property Right resulting from the manufacture, sale, use, possession or other disposition of any Renewable Hydrocarbons sold pursuant to this Agreement. The indemnities set forth in this paragraph shall include, without limitation, payment as incurred and when due of all penalties, awards, and judgments; all court and arbitration costs; attorney’s fees and other reasonable out-of-pocket costs incurred in connection with such claims or lawsuits.

Section 3.16     Data Integrity. In connection with this Agreement, where Seller must perform or desires to perform any product quality test on product it delivers to Buyer, Seller is accountable for the integrity and results of any such product quality test, whether performed by it, or by a third party laboratory or inspector employed by it. Furthermore, Seller is accountable for recording and retaining such data in accordance with Section 5.4, whether Seller performs the product quality test itself, or employs a third party laboratory or inspector to do so. Seller shall ensure that with respect to any such test performed by it or on its behalf:

(a)                  Product quality test measurements are complete, accurate and timely in all material respects and that such test measurements are performed upon unaltered samples collected in a manner that: (i) is expected to yield samples representative of the product per ASTM/API MPMS sampling guidelines or industry standards; or (ii) complies with the manner of collection specified by written agreement between the Parties;

(b)     Any samples used for quality test measurements as required by this Agreement are retained for a period of not less than forty-five (45) days after such tests are performed;

(c)                  Specified industry standard test methods including sampling and instrument calibration procedures are used without modification, unless: (i) that modification has been approved by written agreement between the Parties; and (ii) the certificates of analysis of such data indicate such test method or procedure was altered;

(d)     Except where agreed in writing with Buyer, Seller does not employ a modified test method or instrument calibration procedure if such method or calibration procedure may be expected to yield materially different test results;

(e)      Documentation and records of quality results state clearly the test method used to obtain the results;

(f)      A quality assurance system is in place for any laboratory facility involved. This system must be designed to aid in the deterrence, detection and correction of any incorrect data generated or communicated and must also assure the data generated meets the relevant industry standards for precision and bias as well as assuring the maintenance and calibration of measurement instruments; and

(g)     Testing and measurement personnel involved are trained in the necessary skills required for data generation and data management. This training must include: (i) initial and ongoing personnel training; (ii) testing; and (iii) standards to ensure that all such personnel possess the skills required by this subsection (vii).

Article 4
Measurement

Section 4.1     Measurement. The volume of Renewable Hydrocarbons sold and purchased under this Agreement shall be determined at the time of delivery at the Delivery Point, which shall employ calibrated meters, certified at the time of delivery in accordance with Applicable Law, and corrected in each instance to measure volume in U.S. Gallons. All gauging, sampling and testing of Renewable Hydrocarbons shall be performed in accordance with the latest methods of the API MPMS and the ASTM or other acceptable analytical testing methodology. All quantity/volume determinations shall be made in accordance with then currently applicable ASTM methodology. The actual volumes received and delivered shall be the measured volumes reported in Gallons; provided, however, the Parties recognize that volume correction factors and other measurement standards for bulk Renewable Hydrocarbons movements have yet to be fully developed or universally adopted. The Parties agree to mutually consider and implement such standards when and as applicable. The Parties agree that the meter readings shall be determinative in the absence of fraud or manifest error. For purposes of this Section 4.1, “manifest error” shall mean a discovery within three (3) months of the measurement that the measuring device was inaccurate by more than zero point twenty five percent (0.25%).

Section 4.2     Volume Disputes. If Seller or Buyer has reason to believe there to be an error in the meter readings for one or more deliveries of Renewable Hydrocarbons by an amount in excess of zero point twenty five percent (0.25%), the Party asserting error shall, within thirty (30) Days of the date of delivery of volumes it believes were incorrectly measured, present the other Party with documentation supporting such determination. The Parties shall confer, in good faith, on the causes for the discrepancy and shall proceed to correct such causes and adjust the volumes, if justified, for the volumes in question. If the period of time for which the material inaccuracy cannot be definitely known and is not mutually agreed upon, the correction shall be prorated on a 50% basis over the time elapsed between the last prior calibration test and the date the inaccuracy is corrected. In the event an error is determined that prejudiced Seller, Buyer shall pay Seller the difference between the amounts paid for Renewable Hydrocarbons delivered during the period of time during which the meter(s) was inaccurate and the actual amounts that should have been paid for the volume of Renewable Hydrocarbons actually delivered. If the error prejudiced Buyer, then Seller shall either (i) refund the amount overpaid by Buyer; or (ii) credit such amounts against amounts due by Buyer on the subsequent Invoice(s).

Section 4.3     Maintenance of Meters. Unless maintenance requirements imposed by Applicable Law or the API MPMS and the ASTM are more stringent, in which case such maintenance requirements will apply, Seller shall inspect, test and adjust its metering and measurement equipment, or shall cause it agents to do the same, at Seller’s expense on at least an annual basis. Seller shall provide Buyer of not less than five (5) Business Days prior written notice of any scheduled meter inspections and afford Buyer and/or its representatives the opportunity to be present during such inspections. In the event that Buyer desires additional inspections and tests of the meters, Buyer may require such inspections and tests of Seller, and Seller shall promptly perform such inspections and tests at Buyer’s cost; provided, however, that if such inspections identify any inaccuracy in excess of zero point twenty five percent (0.25%), Seller shall be responsible for the costs of inspection.

Article 5
Quality

Section 5.1     Warranty of Quality. Seller represents and warrants to Buyer that all Renewable Hydrocarbons delivered by Seller to Buyer hereunder shall meet the applicable Specifications at the time of delivery at the Delivery Point. The warranty set forth in this Section 5.1 is for the sole benefit of Buyer and does not extend to any subsequent transferee or purchaser of Renewable Hydrocarbons. Buyer shall not provide any representations or warranties on behalf of Seller to any Person.

Section 5.2     Changes to Specifications. Notwithstanding any change to [**], the Specifications shall remain the same for the duration of the Term unless: (i) the Parties mutually consent to a revision of the Specifications, which shall be considered an amendment to this Agreement; or (ii) a Governmental Authority requires a change in the Specifications. in which case the Specifications shall be amended to meet such revised standards. For purposes of clause (i), the Parties will evaluate the impact of changing or not changing the Specifications and shall consider any capital costs that may be necessary to implement such action, and Seller shall in no way be obligated to amend the Specifications. In the case of clause (ii), the Specifications shall be amended to comply with the requirements of the applicable Governmental Authority, and any incremental costs incurred by Seller with respect to the Renewable Hydrocarbons shall be borne by Seller. If Buyer desires to have the Specifications amended (where such changes are not required by a Governmental Authority), Seller shall be obligated to agree to such changes, to the extent that the Facility is capable of accommodating those changes, so long as Buyer agrees to cover any related costs.

Section 5.3     Verification of Quality; Precautionary Samples; Rejection.

(a)     Seller agrees to provide Buyer with the results of its determinations (“Certificate of Quality”) representing the compliance of a representative sample of each shipment of Renewable Hydrocarbons with the Specifications on the day of loading and prior to loading of the applicable Transport Container from the applicable Production Facility loading tank. Seller shall promptly notify Buyer upon discovery that a precautionary sample is outside of contractual Specifications.

(b)     In the event that: (i) Seller informs Buyer that the Renewable Hydrocarbons fail to meet the Specifications; (ii) Buyer finds that the Renewable Hydrocarbons fail to meet the Specifications, based on its own analysis and Seller agrees with Buyer’s analysis after being provided with reasonable data and documentation supporting such analysis; or (iii) Seller’s laboratory is unable to determine if the Renewable Hydrocarbons to be delivered are in conformance with the Specification upon loading, Buyer may, upon notice to Seller, reject the Renewable Hydrocarbons composing such shipment, and, in the event the product is already loaded, re-route the applicable Transport Container back to the Delivery Point at Seller’s cost. All costs reasonably incurred by Buyer shall be reimbursed by Seller within [**] of Seller receiving a detailed invoice from Buyer setting forth such costs and any other supporting documentation relating to the shipment of defective Renewable Hydrocarbons. Such costs include, but are not limited to: [**]. Buyer shall not commingle a shipment of Renewable Hydrocarbons until it has received a Certificate of Quality or has itself confirmed by an independent test that the Renewable Hydrocarbons is conforming, and Seller shall not be responsible for contamination of Buyer’s Renewable Hydrocarbons or other fuel supplies in such event. Buyer will use reasonable commercial efforts to mitigate the costs of returning such defective Renewable Hydrocarbons. If defective Renewable Hydrocarbons are returned to Seller, Seller shall promptly, and in any event within [**], replace the defective Renewable Hydrocarbons with an equivalent volume of Renewable Hydrocarbons (for the avoidance of doubt, only those Renewable Hydrocarbons meeting the required Specifications shall count towards Seller’s monthly delivery obligations). If Seller fails to provide any such Replacement Hydrocarbons to Buyer within [**], such failure shall be deemed a failure to deliver as set forth in Section 3.4 and the remedies expressly set forth in such section shall be available to Buyer.

(c)     Each shipment of Renewable Hydrocarbons shall be deemed accepted by Buyer if Buyer does not reject such shipment or a Dispute has not been formally noticed, within [**] after the Renewable Hydrocarbons have been delivered at the Delivery Point. Should Renewable Hydrocarbons later be determined to be defective in breach of the warranty set forth in Section 5.1, the provisions of this Section 5.3(c) shall control.

Section 5.4     Records; Right to Audit. Seller shall retain any and all documents and records regarding the delivery, quantity and quality of Renewable Hydrocarbons sold and purchased under the terms of this Agreement for eighteen (18) months after the date of the Invoice for such Renewable Hydrocarbons, or until any dispute regarding such delivery, quantity and quality is resolved or as required by a Government Authority, whichever is later. Seller shall provide Buyer access to such documents and records on reasonable prior written notice and at reasonable hours, provided that such access shall be at Buyer’s sole cost and expense and shall be limited to confirming Seller’s performance under this Agreement.

Section 5.5     Disclaimer. Except as specifically provided in this Agreement, Seller expressly disclaims and negates any and all representations, warranties or guarantees with respect to any Renewable Hydrocarbons made available hereunder, written or oral, express or implied, including any representation, warranty or guaranty with respect to conformity to samples, quality or composition, performance, infringement, merchantability, fitness or suitability for any particular purpose or otherwise, all of which are hereby expressly excluded.

Article 6
Delivery

Section 6.1     Delivery of Renewable Hydrocarbons to Buyer. All deliveries of Renewable Hydrocarbons shall be made FCA (Incoterms 2010), at the applicable Production Facility. Delivery shall occur when the Renewable Hydrocarbons passes the last flange connection of the delivery system at the applicable Production Facility (the ”Delivery Point”).

Section 6.2     Obligations of Buyer Regarding Delivery.

(a)     Buyer and Seller, as needed, shall, in accordance with this Agreement, Applicable Laws and applicable industry standards, provide, or cause to be provided, transportation from the Delivery Point of all quantities of Renewable Hydrocarbons properly made available hereunder to Buyer. Buyer shall cause each Transport Container to comply with, and to be fully equipped, supplied, operated and maintained to comply with, all applicable industry standards and Applicable Laws, including those that relate to safety, environmental protection, and all permits that are required for the transportation and loading of Renewable Hydrocarbons at the Delivery Point. For deliveries to be made by rail car at the Facility, Buyer shall be responsible for procuring the applicable Transport Containers.

(b)     Upon the arrival of any Transport Container at the Delivery Point, Seller shall have a right to inspect any such Transport Container as Seller may reasonably consider necessary to ascertain whether the Transport Container complies with this Agreement. No inspection (or lack thereof) of a Transport Container hereunder shall: (i) modify or amend Buyer’s obligations, representations, warranties and covenants hereunder, or (ii) constitute an acceptance or waiver by Seller of Buyer’s obligations hereunder.

(c)     Seller shall have the right to reject any Transport Container if, in Seller’s reasonable discretion, such Transport Container does not comply with the provisions of this Agreement, including if such Transport Container contains or may contain any contaminants that may be harmful to Seller’s operations or the Renewable Hydrocarbons to be loaded hereunder, or if the driver or operator of such Transport Container is unfamiliar with rack loading operations or lacks proper certifications; provided that neither the exercise nor the non-exercise of such right shall reduce the responsibility of Buyer to Seller in respect of such Transport Container and its operation, nor increase Seller’s responsibilities to Buyer or third parties for the same.

Section 6.3     Delivery Procedure. Prior to [**] before the estimated Commercial Operations Date, the Parties shall agree on delivery procedures for deliveries of Renewable Hydrocarbons pursuant to this Agreement.

Article 7
Title and Risk of Loss

Section 7.1     Title, Custody and Risk of Loss. Prior to the Delivery Point, Seller shall have care, custody, control, title and risk of loss of all Renewable Hydrocarbons delivered hereunder. At and after the Delivery Point, Buyer shall have care, custody, control, title and risk of loss of all Renewable Hydrocarbons delivered hereunder.

Section 7.2     Warranty of Title. Seller represents and warrants that it has good and marketable title to the Renewable Hydrocarbons at the time of delivery at the Delivery Point.

Article 8
Consideration

Section 8.1     Price.

(a)     The price (absent any written agreement between Buyer and Seller to the contrary in connection with possible forward term sales to Third Parties during the Term or otherwise) for deliveries of Renewable Hydrocarbons hereunder (the “Price”) during the Delivery Term shall be calculated with the following formulas:

[**]

Section 8.2     Taxes. Except as otherwise provided herein, Seller is responsible for and shall pay all Taxes (except for income, franchise, gross receipts, or similar taxes of Buyer), fees, or other charges imposed or assessed by any Governmental Authority with respect to the Product prior to its delivery to Buyer hereunder, the taxable incident of which occurs before delivery to Buyer at the Delivery Point. Buyer is responsible for and shall pay any and all Taxes, fees and other charges imposed or assessed by any Governmental Authority with respect to the Product at and after its delivery to Buyer hereunder, the taxable incident of which occurs on, during or after delivery to Buyer at the Delivery Point. Notwithstanding anything to the contrary herein, Buyer shall reimburse Seller for any federal or state motor fuel tax imposed on the Product and paid by Seller. Prior to the date that payment becomes due, Buyer shall furnish Seller with proper exemption certificates or permits in support of any exemptions claimed by Buyer related to excise, sales or use taxes on the delivery.

Section 8.3     [**].

Section 8.4     Allocation of Proceeds from Environmental Attributes. The revenues actually realized through the sale of Environmental Attributes attributable to the Renewable Hydrocarbons sold hereunder, [**]. Buyer shall furnish Seller with a quarterly report detailing any sales of such Environmental Attributes, including the price received therefor, and calculating the amount of the net revenues actually received by Seller and allocable in accordance with this Section 8.4. Such payments shall be subject to a “true-up” process consistent with the process contemplated for [**] in Section 8.3 above. With respect to any Environmental Attributes used by Buyer, [**]. As used herein, the “Market Value” of an Environmental Attribute shall be an amount, as determined by the Parties in a commercially reasonable manner, equal to the then current value that could be realized with respect to such Environmental Attribute in an arms’ length transaction between a willing seller and a willing buyer, in each case not acting under duress. In determining the Market Value, the Parties may consider, among other valuations, quotations from leading dealers in Environmental Attributes, the settlement prices on established, actively traded exchanges for Environmental Attributes (such as OPIS, Platts, etc.), other bona fide third party offers (including offers received by Buyer or Seller in response to any request for proposals) and other commercially reasonable market information. At the end of the quarter following the realization of applicable Environmental Attributes, Buyer will pay any amounts due to the Seller with respect to such Environmental Attributes by wire transfer of immediately available funds in U.S. Dollars to such account or accounts as may be specified from time to time.

Section 8.5     Replacement of Indices No Longer Available.

(a)     If (i) a publication that contains an index used in this Agreement ceases to be published for any reason, (ii) such index no longer appropriately or accurately reflects the market value for the products being purchased hereunder or (iii) such index ceases to exist, is modified, or no longer is used as a liquid trading point, so as systematically to change its economic result, or is disaggregated, displaced or abandoned, for any reason, the Parties shall promptly discuss, with the aim of jointly selecting an index or indices to be used in place of such index that maintains the intent and economic effect of the original index. If the Parties fail to agree on a replacement index, either Party may elect to refer the determination of the replacement index for dispute resolution in accordance with Article 18.

(b)     If any index used in this Agreement is not published for a particular date, but the publication containing such index continues to be published and the index itself continues to exist, the Parties shall use the index from the geographic location closest in proximity to the unpublished index from the same publication in effect for the particular date adjusted by the difference between the same indices from the most recent publication published prior to the particular date.

(c)     If an incorrect value is published for any index used in this Agreement and such error is corrected and published within [**] of the date of the publication of such incorrect index, such corrected index will be substituted for the incorrect index and any calculations involving such index will be recalculated and the Parties will take any necessary actions based upon these revised calculations, including adjustments of amounts previously invoiced and/or paid.

Article 9
Invoicing and Payment

Section 9.1     Invoicing. Seller shall prepare an invoice for each shipment of Renewable Hydrocarbons delivered to Buyer hereunder (“Invoice”), which shall contain the following information: (a) the volume of Renewable Hydrocarbons in the applicable shipment as measured pursuant to Section 4.1; (b) the Price per Gallon of Renewable Hydrocarbons, determined pursuant to Section 8.1; (c) a description of applicable Taxes for which Buyer is responsible but that Seller is legally obligated to remit and whether Seller has remitted or will remit such Taxes to the appropriate Governmental Authority; (d) the total amount due on the Invoice; (e) the date of the shipment; and (f) any other information Buyer may reasonably request in advance. A bill of lading or express receipt must accompany each Invoice.

The Invoice shall be forwarded with the applicable shipment, and Seller shall also send a copy of each Invoice to Buyer to:

[**]

With a copy emailed to: [**]

Section 9.2     Payment. Payment by Buyer on each Invoice shall be net twenty (20) Days from the date of the applicable Invoice. Payment shall be made by wire transfer of immediately available funds in U.S. Dollars to such account or accounts as may be specified by Seller from time to time. Each payment of any amount owing hereunder shall be in the full amount due without reduction or offset for any reason (except as expressly allowed under this Agreement), including exchange charges, or bank transfer charges.

Section 9.3     Disputed Amounts. Buyer may hold in abeyance any disputed portion of any Invoice which Buyer disputes in good faith pursuant to the Dispute resolution provisions of the Agreement. Buyer shall provide written notice of any disputed amounts prior to the date required for payment on such Invoice and shall pay all undisputed amounts when due. Any disputed amount which is ultimately determined to have been payable shall be paid with interest according to Section 9.4 from and including the date the item was payable and including the actual date of payment.

Section 9.4     Interest. Any amount not paid by Buyer when due shall bear interest from and including the date payment was originally due to and including the actual date of payment at the lower of: (a) the Prime Rate [**], or (b) the maximum rate permitted by Applicable Law.

Article 10
SCHEDULED MAINTENANCE

Section 10.1     Scheduled Maintenance. At least [**] prior to the Commercial Operations Date and thereafter no later than [**] prior to the commencement of each Delivery Year, Seller shall provide to Buyer a non-binding proposed schedule (the “Maintenance Schedule”) of maintenance (“Scheduled Maintenance”) for the Facility. Such Maintenance Schedules must, in all cases, provide Buyer at least [**] advance knowledge prior to the commencement of any contemplated maintenance and shall not contemplate more than twenty-one days of Scheduled Maintenance in any Delivery Year. Such Maintenance Schedule should cover the period of time occurring (i) in the case of the first notice, from the Commercial Operations Date through and including the following calendar year; and (ii) in case of each subsequent notice, the following calendar year. Buyer may, within [**] after receiving the Maintenance Schedule, request a change to such schedule, and Seller shall use commercially reasonable efforts to effectuate such requested change in the Maintenance Schedule. With respect to any scheduled maintenance for which Seller has less than [**] notice, Seller shall notify Buyer in writing of such maintenance as soon as reasonably practicable. During such periods of scheduled maintenance, to the extent necessary to conduct such maintenance, Seller’s obligations to tender Renewable Hydrocarbons and Buyer’s obligations to take Renewable Hydrocarbons may be suspended; provided, however, that such suspension shall not affect either Party’s obligations pursuant to Section 3.4 or Section 3.2.

Article 11
Representations

Section 11.1     Seller’s Representations. Seller hereby makes the following representations to Buyer:

(a)     It is a corporation, duly organized, validly existing, and in good standing under the laws of Delaware and is duly authorized and qualified to conduct business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would affect its performance of its obligations under this Agreement;

(b)     It has all requisite power and authority to conduct its business and execute and deliver this Agreement and perform its obligations hereunder in accordance with its terms;

(c)     The execution, delivery, and performance of this Agreement have been duly authorized by all requisite corporate action and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms;

(d)     Neither the execution, delivery or performance of the Agreement conflicts with, or results in a violation or breach of the terms, conditions or provisions of, or constitutes a default under, the organizational documents of Seller or any material agreement, contract, indenture or other instrument under which Seller or its assets are bound, nor violates or conflicts with any Applicable Law or any judgment, decree, order, writ, injunction or award applicable to Seller;

(e)     To the knowledge of Seller, Seller is not in violation of any Applicable Law or Governmental Authorization which violations, individually or in the aggregate, would affect its performance of its obligations under this Agreement;

(f)     Seller is the holder of all Governmental Authorizations required to operate and conduct its business now and as contemplated by this Agreement, other than Governmental Authorizations which will be timely obtained in accordance with the terms of this Agreement, if any;

(g)     There is no pending controversy, legal action, arbitration proceeding, administrative proceeding or investigation instituted, or to the best of Seller’s knowledge threatened, against or affecting, or that could affect, the legality, validity and enforceability of this Agreement or the performance by Seller of its obligations hereunder in any material respect, nor does Seller know of any basis for any such controversy, action, proceeding or investigation; and

(h)     Seller has carefully studied and reviewed this Agreement, including all Attachments, Appendices and Exhibits attached hereto, and has become familiar with all its terms and provisions.

(i)     Seller acknowledges and agrees that this Agreement is a “Forward Contract” as defined in the Bankruptcy Code and that each party is a “Forward Contract Merchant” as defined the Bankruptcy Code. SELLER REPRESENTS THAT IT IS AN “ELIGIBLE CONTRACT PARTICIPANT” as defined in the COMMODITY EXCHANGE ACT.

Section 11.2     Buyer Representations. Buyer hereby makes the following representations to Seller:

(a)     It is a limited liability company duly organized, validly existing, and in good standing under the laws of Delaware and is duly authorized and qualified to conduct business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would affect its performance of its obligations under this Agreement;

(b)     It has all requisite power and authority to conduct its business and execute and deliver this Agreement and perform its obligations hereunder in accordance with its terms;

(c)     The execution, delivery, and performance of this Agreement have been duly authorized by all requisite action and this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms;

(d)     Neither the execution, delivery or performance of the Agreement conflicts with, or results in a violation or breach of the terms, conditions or provisions of, or constitutes a default under, the organizational documents of Buyer or any material agreement, contract, indenture or other instrument under which Buyer or its assets are bound, nor violates or conflicts with any Applicable Law or any judgment, decree, order, writ, injunction or award applicable to Buyer;

(e)     To the knowledge of Buyer, Buyer is not in violation of any Applicable Law or Governmental Authorization which violations, individually or in the aggregate, would affect its performance of its obligations under this Agreement;

(f)     It is the holder of all Governmental Authorizations required to operate and conduct its business now and as contemplated by this Agreement, other than Governmental Authorizations which will be timely obtained in accordance with the terms of this Agreement, if any;

(g)     There is no pending controversy, legal action, arbitration proceeding, administrative proceeding or investigation instituted, or to the best of Buyer’s knowledge threatened, against or affecting, or that could affect, the legality, validity and enforceability of this Agreement or the performance by Buyer of its obligations hereunder in any material respect, nor does Buyer know of any basis for any such controversy, action, proceeding or investigation; and

(h)     It has carefully studied and reviewed this Agreement, including all Attachments, Appendices and Exhibits attached hereto, and has become familiar with all its terms and provisions.

(i)     Buyer acknowledges and agrees that this Agreement is a “Forward Contract” as defined in the Bankruptcy Code and that each party is a “Forward Contract Merchant” as defined the Bankruptcy Code. BUYER REPRESENTS THAT IT IS AN “ELIGIBLE CONTRACT PARTICIPANT” as defined in the COMMODITY EXCHANGE ACT.

Article 12
Insurance

Section 12.1     Required Insurance. Until all obligations under this Agreement are satisfied, the Parties shall each procure and maintain the following insurance policies from insurers with an AM Best rating of B+ VI or a comparable rating:

(a)      Employer’s Liability insurance of at least Five Hundred Thousand Dollars ($500,000).

(b)     Commercial General Liability insurance with a minimum combined single limit of One Million Dollars ($1,000,000) each occurrence for bodily injury and property damage. The policy shall cover bodily injury, property damage, personal injury, products and contractual liability coverage including, but not limited to, the commercially insurable liability assumed under indemnification obligations set forth in this Agreement.

(c)     Business Automobile Liability insurance with a combined single limit for bodily injury and property damage of a minimum limit of One Million Dollars ($1,000,000) each occurrence with respect to any and all vehicles of such Party, whether owned, hired, leased, borrowed, or non-owned, assigned to or used in connection with performance of this Agreement; and

(d)     Environmental Impairment Liability insurance with a minimum combined single limit and annual aggregate of One Million Dollars ($1,000,000), which shall include coverage for all actions, omissions, or active or passive negligence, for bodily injury, property damage, defense costs and environmental remediation costs with respect to Releases of Hazardous Substances (including Renewable Hydrocarbons) at the Production Facilities or at any location after the Delivery Point.

(e)     With respect to Seller until the Commercial Operations Date, customary Builder’s All Risk insurance.

(f)     With respect to Seller, insurance with not less than the minimum amounts and coverages as required by Applicable Law, and in such amounts and with such coverages and exclusions and endorsements as a reasonable and prudent operator of the Facility would deem necessary to manage and mitigate the risks of the operation of a similar sized and equipped facility handling comparable volumes of similar product.

Section 12.2     Requirements of Insurance.

(a)     Except for Workers’ Compensation and Builder’s All Risk insurance, all the policies required by Section 12.1 shall name the other Party as an additional insured.

(b)     The policies shall stipulate that the insurance required by Section 12.1 shall be primary insurance and that any insurance or self-insurance carried by the other Party shall not be contributory insurance.

(c)     Each Party shall waive, and require its insurers to waive, any and all recovery rights to which any such insurer may have against the other Party by virtue of the payment of any loss under any insurance.

(d)     All policies required under by Section 12.1, except for Workers’ Compensation, shall contain a separation of insureds provision, and shall not contain any commutation clause or any other provision that limits third party actions over claims.

(e)     Upon a Party’s request, the other Party shall provide documentary evidence in a form and content acceptable to the requesting Party, confirming to such other Party’s satisfaction that the required insurance policies have been obtained and will remain in effect as required by this Section 12.2.

(f)     Once a year, each Party shall provide the other Party with information about any material changes in or cancellation of any insurance policies required by Section 12.1.

Article 13
Force Majeure

Section 13.1     Force Majeure Generally. Neither Party shall be liable to the other Party for any delay or failure in performance under this Agreement, in whole or in part, if and to the extent such delay or failure is a result of a Force Majeure Event. Subject to the provisions of this Article 13, the term “Force Majeure Event” shall mean any act, event or circumstance, whether of the kind described herein or otherwise, that is not reasonably within the control of the Party claiming Force Majeure, and that prevents or delays in whole or in part such Party’s performance of one or more of its obligations under this Agreement.

Section 13.2     Force Majeure Events. Force Majeure Events may include circumstances of the following kind, provided that such circumstances satisfy the definition of Force Majeure Event set forth above: acts of God, the government, or a public enemy; strikes, lockouts, or other industrial disturbances; wars, blockades or civil disturbances of any kind; epidemics, adverse weather conditions, fires, explosions, arrests and restraints of governments or people; loss of, accidental damage to, breakdown of equipment in, or inaccessibility to or inoperability of any of the Production Facilities or any associated machinery, storage, dispensing equipment, lines of pipes, or other related infrastructure; failure of electric, gas or other utility or commodity supply (temporary or otherwise), declaration of force majeure or curtailment by electric, gas or other utility or commodity suppliers or transporters that results in inaccessibility or inoperability of any of the Production Facilities; the withdrawal, denial, or expiration of, or failure to obtain, any Governmental Authorization; and in respect of Seller, complete or partial shutdowns of Seller’s operations for purposes of testing, repairs and routine maintenance, including scheduled plant turnarounds.

Section 13.3     Certain Obligations Not Excused.

(a)     Notwithstanding anything to the contrary herein, no Force Majeure Event will relieve, suspend or otherwise excuse either Party from performing any obligation to indemnify, reimburse, hold harmless or otherwise pay the other Party under this Agreement.

(b)     In addition, following events shall not constitute a Force Majeure Event:

(i)     a Party’s inability to finance its obligations under this Agreement or the unavailability of funds to pay amounts when due in the currency of payment;

(ii)     the ability of Seller or Buyer to obtain better economic terms for Renewable Hydrocarbons from an alternative supplier or buyer, as applicable; and

(iii)     changes in either Party’s market factors, default of payment obligations or other commercial, financial or economic conditions, including failure or loss of any of Buyer’s or Seller’s markets.

Section 13.4     Procedures and Timing. A Force Majeure Event shall take effect at the moment such an event occurs. Upon the occurrence of a Force Majeure Event that prevents, interferes with or delays the performance by a Party, in whole or in part, of any of its obligations under this Agreement, the Party affected shall promptly give notice thereof to the other Party describing such event and stating the obligations the performance of which are affected (either in the original or in supplemental notices) and stating, as applicable: (i) the estimated period during which performance may be prevented, interfered with or delayed, including, to the extent known or ascertainable, the estimated extent of such reduction in performance; and (ii) the particulars of the program to be implemented to resume normal performance under this Agreement. A Party affected by a Force Majeure Event shall endeavor to mitigate the effects of such Force Majeure Event on the performance of its obligations hereunder as quickly as possible; provided, however that settlement of strikes, lockouts, or other industrial disturbances shall be entirely within the discretion of the Party experiencing such situations, and nothing in this Agreement shall require such Party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable. No Force Majeure Event which prevents delivery of Renewable Hydrocarbons shall give rise to any extension of the Term of this Agreement

Section 13.5     Effect of Extended Force Majeure. Should a Force Majeure Event that substantially prevents a Party’s performance continue for in excess of [**], then, for so long as such Force Majeure Event is continuing, either Party may, in its sole discretion, terminate this Agreement by written notice to the other Party. In the event of a termination pursuant to this Section 13.5, the Parties shall be released and discharged from any obligations arising or accruing hereunder from and after the date of such termination and shall not incur any additional liability to each other as a result of such termination; provided that, for sake of clarity, such termination shall not discharge or relieve either Party from any obligation that has accrued prior to such termination.

Article 14
Compliance with Laws and Regulations

Section 14.1     Compliance with Applicable Law. Each Party shall, in the performance of this Agreement, comply with all Applicable Law. Notwithstanding anything to the contrary, this Agreement shall not be interpreted or applied so as to require either Party to do, or to refrain from doing, anything that would constitute a violation of Applicable Law.

Section 14.2     Material Safety Compliance. Seller shall provide Buyer with a Material Safety Data Sheet for any Renewable Hydrocarbons delivered under this Agreement. Buyer and Seller each represent and warrant that they are fully informed concerning the nature and existence of risks posed by transporting, storing, using, handling and being exposed to Renewable Hydrocarbons.

Section 14.3     Environmental Responsibility. Any production, unloading, handling, storing, using, processing, selling, or disposing of Renewable Hydrocarbons or any impurity, derivative product, by product and waste product thereof by either Party shall be done in a safe and environmentally responsible manner, with due regard to health and industrial hygiene.

Section 14.4     Sanctions.

(a)     The Parties agree that all activities contemplated by the Parties pursuant to this Agreement will be performed in conformity with and shall not be prohibited by Sanctions if and to the extent applicable. Notwithstanding any other provision of this clause or any other clause or provision to the contrary in this Agreement, neither Party shall be required to do anything under this Agreement which constitutes a violation of, or would be in contravention of, or would expose it to the risk of designation pursuant to any Sanction applicable to it.

(b)     If, at any time during the term of this Agreement any Sanctions are changed, or new Sanctions are imposed or become effective, or there is a change in the interpretation of Sanctions, which would result in a Party’s performance under the Agreement being prohibited by Sanctions, then notwithstanding any clause or provision to the contrary in this Agreement, such Party may, by written notice to the other Party, suspend performance until such time as the notifying Party may lawfully perform this Agreement. If any such suspension of performance under this Agreement continues for a period of more than ninety (90) consecutive days, the other Party may terminate this Agreement, by providing notice pursuant to Section 19.6, without any further obligation or liability by either Party, save for any accrued rights and remedies.

(c)     Obligations to make or receive payment which arose before, or as a consequence of termination shall remain in effect but shall be subject to suspension to the extent required by Section 14.4(a).

Section 14.5     Anti-bribery and Corruption.

(a)     In recognition of the principles enshrined in the pertinent international and regional conventions on combating corruption and to ensure compliance with the anti-corruption laws applicable to the activities under the Agreement and any other anti-corruption laws otherwise applicable to the Parties, Seller and Buyer respectively warrant and undertake to the other that in connection with this Agreement:

(i)     neither it nor to its knowledge anyone on its behalf has made or offered nor will make or offer any payment, gift, or promise or give any advantage, whether directly or through an intermediary, to or for the use of any Public Official, where such payment, gift, promise or advantage would be for purposes of:

(1)     influencing any act or decision of such Public Official;

(2)     inducing such Public Official to do or omit to do any act in violation of his or her lawful duties;

(3)     securing any improper advantage; or

(4)     inducing such Public Official to use his or her influence to affect any act or decision of any department, agency or instrumentality of any government or public enterprise;

(ii)      it has implemented adequate internal procedures designed to ensure the continuing accuracy of the representation in Section 14.5(a)(i) above; and

(iii)     it shall cause its personnel and subcontractors to undertake the obligations set forth in this Section 14.5 and to warrant the same under the terms of their agreements with any subcontractors.

(b)     Without prejudice to any other rights or remedies either Party otherwise may have hereunder or by law, including but not limited to damages for breach of the Agreement, in the event of any breach of the representations, warranties and undertakings in this Section 14.5, the non-breaching Party may terminate this Agreement with immediate effect upon written notice to the other Party.

Article 15
Indemnification

Section 15.1     Buyer’s Indemnity. Buyer shall indemnify, defend and save harmless the Seller Indemnitees from and against any and all Claims and Losses with respect to any property whatsoever or for injury, including fatal injury, to any person whatsoever that arise out of or are connected with the breach by Buyer of its obligations under this Agreement, or that arise out of or are connected with the negligent acts or omissions or willful misconduct of any Buyer Indemnitee, Buyer’s contractor or subcontractor (of any tier), or Carriers in connection with Buyer’s performance of this Agreement, except in each case to the extent caused by Seller’s breach of this Agreement, or the negligence or willful misconduct of Seller or any Seller Indemnitee.

Section 15.2     Seller’s Indemnity. Seller shall indemnify, defend and save harmless the Buyer Indemnitees from and against any and all Claims and Losses with respect to any property whatsoever or for injury, including fatal injury, to any person whatsoever that arise out of or are connected with the breach by Seller of its obligations under this Agreement, or that arise out of or are connected with the negligent acts or omissions or willful misconduct of any Seller Indemnitee or Seller’s contractor or subcontractor (of any tier) in connection with Seller’s performance of this Agreement, except in each case to the extent caused by Buyer’s breach of this Agreement or the negligence or willful misconduct of Buyer or any Buyer Indemnitee.

Section 15.3     Indemnification Procedures.

(a)     If any Person seeking indemnification hereunder (an “Indemnified Party”) believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article 15 (whether or not the amount thereof is then quantifiable) against a Party (the “Indemnifying Party”), such Indemnified Party shall assert its claim for indemnification by giving written notice thereof (a “Claim Notice”) to the Indemnifying Party promptly after, and in any event no later than [**] following, receipt of notice of such claim, suit, action or proceeding by such Indemnified Party. Each Claim Notice shall describe the claim in reasonable detail. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of liability hereunder except (and then only) to the extent that the defense of such claim, suit, action or proceeding is prejudiced by the failure to give such notice.

(b)     Upon receipt by an Indemnifying Party of a Claim Notice, the Indemnifying Party shall be entitled to (i) assume and have sole control over the defense of such action or claim at its sole cost and expense and with its own counsel if it gives notice of its intention to do so to the Indemnified Party within [**] of the receipt of such notice from the Indemnified Party; provided, that the Indemnifying Party’s retention of counsel shall be subject to the written consent of the Indemnified Party if such counsel creates a conflict of interest under applicable standards of professional conduct or an unreasonable risk of disclosure of Confidential Information concerning an Indemnified Party, which consent shall not be unreasonably withheld, conditioned, or delayed; and (ii) negotiate a settlement or compromise of such action or claim; provided, that (A) such settlement or compromise shall include a full and unconditional waiver and release of all Indemnified Parties (without any cost or liability of any nature whatsoever to such Indemnified Parties) and (B) any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed.

(c)     If the Indemnifying Party elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel reasonably acceptable to the Indemnifying Party, at such Indemnified Party’s sole cost and expense. Notwithstanding the foregoing, if (i) a claim is primarily for non-monetary damages against the Indemnified Party or seeks an injunction or other equitable relief that, if granted, would reasonably be expected to be material to the Indemnified Party, (ii) the Indemnified Party shall have determined in good faith that an actual or potential conflict of interest makes representation of the Indemnifying Party and the Indemnified Party by the same counsel or the counsel selected by the Indemnifying Party inappropriate, or (iii) the claim is a criminal proceeding, then in each case the Indemnified Party may, upon notice to the Indemnifying Party, assume the exclusive right to defend, compromise and settle such claim and the reasonable fees and expenses of the Indemnified Party’s separate counsel shall be borne by the Indemnifying Party to the extent the claim is indemnifiable hereunder. Notwithstanding anything to the contrary herein, for sake of clarity the Parties agree that the foregoing provisions shall not be construed so as to permit the Indemnified Party to control or assume the defense of any action, lawsuit, proceeding, investigation, demand or other claim brought against the Indemnifying Party concurrently with or in a joint proceeding in respect of any claim that is the subject of an indemnification claim hereunder by the Indemnified Party.

(d)     If, within [**] of receipt from an Indemnified Party of any Claim Notice, the Indemnifying Party (i) advises such Indemnified Party in writing that the Indemnifying Party shall not elect to defend, settle or compromise such action or claim or (ii) fails to make such an election in writing, such Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim.

(e)     Each Indemnified Party shall make available to the Indemnifying Party all information reasonably available to such Indemnified Party relating to such action or claim, except as may be prohibited by Applicable Law. In addition, the Parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such action or claim. The Party in charge of the defense shall keep the other Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.

Article 16
Defaults and Remedies

Section 16.1     Events of Default. A Party shall be deemed to be in default hereunder if any of the following events occur (each of the following events to be referred to as an “Event of Default”, the Party in default to be referred to as the “Defaulting Party” and the Party not in default to be referred to as the “Non-Defaulting Party”):

(a)     the failure to make, when due, any payment required pursuant to this Agreement if such failure is not remedied within ten (10) Business Days after written notice thereof;

(b)     any representation or warranty made by such Party herein is false or misleading in any material respect when made or when deemed made or repeated;

(c)     if a Bankruptcy Event has occurred with respect to such Party; or

(d)     if such Party fails to perform any material obligation imposed upon such Party under this Agreement, and such failure is not remedied within [**] after such Party receives notice thereof from the other Party; provided that if such [**] period is not sufficient to enable the remedy or cure of such failure in performance, and such Party shall have upon receipt of the initial notice promptly commenced and diligently continues thereafter to remedy such failure, then such Party shall have a reasonable additional period of time not to exceed an additional [**] to remedy or cure such failure in performance.

Notwithstanding the foregoing, a Party shall not be in default of its obligations hereunder to the extent such failure is (i) caused by or is otherwise attributable to a breach by the other Party of its obligations under this Agreement, or (ii) occurs as a result of a Force Majeure Event declared by a Party in accordance with this Agreement. If either Party fails to satisfy the credit requirements of this Agreement, such failure shall be remedied as set forth in Section 3.6(b)(i)(3).

Section 16.2     Notice of Event of Default. If either Party reasonably believes that an event has occurred which, if not remedied within the applicable cure period explicitly set forth in Section 16.1 above (as applicable, the “Moratorium Period”), would result in an Event of Default by or affecting the other Party, the Non-Defaulting Party shall give the Defaulting Party a notice (a “Default Notice”), which shall specify and provide particulars of the alleged Event of Default. If the Defaulting Party cures the alleged Event of Default before the expiration of the later of the Moratorium Period or the cure period specified in the Default Notice, then the Default Notice shall be inoperative with respect to the alleged Event of Default that has been so cured or remedied.

Section 16.3     Remedies. If an Event of Default occurs and continues uncured following the applicable Moratorium Period, then the Non-Defaulting Party shall have such remedies as may be available to it at law or in equity, including the right to suspend or terminate this Agreement on written notice to the Defaulting Party, subject, however, to the limitations on liability provided for herein. Termination of this Agreement shall be without prejudice to the rights and liabilities of the Parties accrued prior to or as a result of such termination.

Section 16.4     Termination Payment Calculation. Upon termination of this Agreement due to an Event of Default, the Non-Defaulting Party shall calculate an amount (the “Termination Payment”) in a commercially reasonable manner equal to the losses (gains) expressed in U.S. dollars, which such party incurs as a result of such termination, including losses (gains) based upon the then current market replacement value of this Agreement as offered in the market or as published in a respected market publication, together with, at the Non-Defaulting Party’s election but without duplication or limitation, all costs which such Party incurs as a result of such termination. Notwithstanding anything to the contrary in this Agreement, the Non-Defaulting Party shall set off or aggregate as appropriate any other amounts due and outstanding under this Agreement. As soon as reasonably practicable, the Non-Defaulting Party shall provide the Defaulting Party with a statement, showing in reasonable detail, calculation of the Termination Payment as determined and the calculation representing the amount payable after applying all setoffs or margin amounts.

Article 17
Limitations of Liability

Section 17.1     Limitation on Duties. This Agreement shall not create on the part of Seller or Buyer any legal duty owed to the consumers or customers (or the customers served by customers) of either Party.

Section 17.2     Limitation on Remedies. For breach of any provision for which an express remedy or measure of damages is provided as the sole and exclusive remedy, such express remedy or measure of damages shall be the sole and exclusive remedy, a Party’s liability hereunder shall be limited as set forth in such provision, and all other remedies or damages at law or in equity are waived. If no remedy or measure of damages is expressly provided herein, a Party’s liability shall be limited to direct actual damages only, such direct actual damages shall be the sole and exclusive remedy, and all other remedies or damages at law or in equity are waived.

Section 17.3     Disclaimer of Certain Damages. Notwithstanding anything to the contrary contained in this Agreement, neither Party shall, under any circumstances, be liable to the other Party for consequential, incidental, indirect, special, punitive, or exemplary damages arising out of or related to the transactions contemplated under this Agreement, including, but not limited to, lost profits or loss of business, or business interruption damages, even if apprised of the likelihood of such damages occurring, and regardless of whether available in tort or agreement or by statute. For the sake of clarity, the Parties agree that (i) any liquidated damages specifically contemplated in this agreement shall not be limited by this section 17.3 and (ii) consequential, incidental, indirect, special, punitive, or exemplary damages suffered by a Third Party which are an element of loss subject to indemnification hereunder shall be considered direct damages hereunder. these limitations shall apply even if it causes a remedy in this agreement to have failed of its essential purpose.

Section 17.4     Duty to Mitigate. Each party has a duty to mitigate liabilities that would otherwise be recoverable from the other Party pursuant to this Agreement by taking commercially reasonable actions to reduce or limit the amount of such liabilities.

Article 18
Dispute Resolution

Section 18.1     Dispute Resolution Generally. Except with respect to any action for injunctive relief, any controversies, claims, disagreements, or disputes (each, a “Dispute”) between the Parties arising out of or related to the performance of this Agreement, or the alleged breach, termination, or invalidity hereof, shall be resolved in accordance with this Article 18. A Party shall be entitled to recover all costs and expenses from the other Party relating to the enforcement of this Article 18 should that other Party seek to litigate any Disputes or otherwise pursue a dispute resolution process that differs from that set forth in this Article 18.

Section 18.2     Binding Arbitration.

(a)     In the event of a Dispute between the Parties, either Party may submit the Dispute to binding arbitration administered by the American Arbitration Association in accordance with the Commercial Arbitration Rules of the American Arbitration Association. All procedural aspects of this agreement to arbitrate, including the construction and interpretation of this Agreement to arbitrate, the scope of the arbitrable issues, allegations of waiver, delay or defenses as to arbitrability, and the rules governing the conduct of the arbitration, shall be governed by and construed pursuant to the United States Arbitration Act, 9 U.S.C. §§ 1-16. Either Party may invoke binding arbitration by written notice to the other. Unless otherwise agreed upon by the Parties, the arbitration shall be held in New York, New York. The Parties shall mutually agree on one (1) neutral and independent arbitrator. If the Parties cannot agree on one (1) arbitrator within thirty (30) Days from the date on which the notice invoking arbitration is given, the American Arbitration Association shall be empowered to appoint the single, independent arbitrator from a list of three to be provided by the American Arbitration Association with each Party striking one name from the list. The arbitrator must be a lawyer licensed to practice in the State of New York and shall be qualified by at least ten (10) years of legal experience in the energy industry (with at least three (3) years’ experience in the oil, gas, or renewable fuels industry). The hearing shall be held within ninety (90) Days after appointment of the arbitrator, and the arbitrator shall promptly render a decision promptly thereafter. The Parties agree to cooperate fully with the arbitrator in order to meet the time schedule for decision and agree that an award may be entered against any party failing to so cooperate. The arbitrator shall not have the authority to award punitive damages under any circumstances (whether it be exemplary damages, treble damages, consequential damages, or any other penalty or punitive type of damages) regardless of whether such damages may be available under any law, as the Parties have waived their rights, if any, to recover such damages in connection with any such dispute pursuant to Article 17.

(b)     The arbitrator’s decision, including the finding of facts and his/her conclusions of law shall be final, conclusive, and binding upon the Parties. Judgment upon the award rendered by the arbitrator may be entered in any court in the State of New York having jurisdiction. The Parties hereby irrevocably waive their right to any form of appeal, review or recourse to any court or other judicial authority. Further, the Parties hereby consent to the jurisdiction of the courts of the State of New York and waive any defenses they may have regarding jurisdiction.

(c)     The arbitrator is authorized to take any interim measures as the arbitrator considers or arbitrators consider necessary, including the making of interim orders or awards or partial final awards. An interim order or award may be enforced in the same manner as a final award. Further, the arbitrator is authorized to make pre- or post-award interest at the interest rate specified in Section 9.4.

(d)     The Parties agree that any Dispute and any negotiations and arbitration proceedings between the Parties in relation to any Dispute shall be confidential and will not be disclosed to any Third Party. The Parties further agree that any information, documents or materials produced for the purposes of, or used in, negotiations, mediation or arbitration of any Dispute shall be confidential and will not be disclosed to any Third Party. Notwithstanding the foregoing, the Parties agree that disclosure may be made: (i) in order to enforce any of the provisions of this Agreement including without limitation, the agreement to arbitrate, any arbitration order or award and any court judgment; (ii) to the auditors, legal advisers, insurers and affiliates of that Party to whom the confidentiality obligations set out in this Agreement shall extend; (iii) where that Party is under a legal or regulatory obligation to make such disclosure, but limited to the extent of that legal obligation; or (iv) with the prior written consent of the other Party. The arbitrator shall execute a writing agreeing to be bound by the provisions of this Section 18.2.

(e)     The costs and expenses of the arbitration (including reasonable attorneys’ fees) shall be borne by the losing Party, unless the arbitrator determines that it would be manifestly unfair to honor this agreement of the Parties and determine a different allocation of costs. The prevailing Party shall be awarded its reasonable attorneys’ fees and costs.

(f)     Pending final resolution of any Dispute, the Parties shall continue to perform their respective obligations under this Agreement that are not in Dispute.

Article 19
General Provisions

Section 19.1     Applicable Law. This Agreement is made under and shall be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to any choice of law rule (except Section 5-1401 of the New York General Obligations Law) that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York.

Section 19.2     Waiver of Jury Trial. The Parties hereto hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any rights they may have to a trial by jury in respect of any litigation based hereon, or directly or indirectly arising out of, under, or in connection with, this Agreement or any other document delivered in connection herewith, or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Parties hereto.

Section 19.3     Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof (provided the substance of the agreement between the Parties is not thereby materially altered), and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Laws, the Parties hereto hereby waive any provision of Applicable Law which renders any provision hereof prohibited or unenforceable in any respect.

Section 19.4     Waiver. No delay or omission by a Party in exercising any right, power, privilege or remedy provided for herein shall constitute a waiver of such right, power, privilege or remedy nor shall it be construed as a bar to or waiver of any such right or remedy on any future occasion. Any waiver authorized on one occasion must be made in writing and is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion.

Section 19.5     Assignment.

(a)     Neither Party may assign its obligations under this Agreement in whole or in part without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)     Notwithstanding the foregoing, without the prior written consent of Buyer:

(i)      Following the Commercial Operations Date, Seller shall assign this Agreement to any Person acquiring all or substantially all of the assets comprising the Facility;

(ii)     Seller may collaterally assign this Agreement to any Project Finance Lenders; or

(iii)     Seller may assign this Agreement to a Project Company that is Affiliated with Seller in connection with a Financing; provided such Project Company complies with the credit requirements set forth in Section 3.6(b)(i).

(c)     With respect to any assignment pursuant to Section 19.5(b)(i) or Section 19.5(b)(iii), the assigning Party shall be released from all obligations and liabilities under this Agreement other than those set forth in Sections 2.2(e), 19.10 (Confidentiality), 19.15 (Non-Compete).

(d)     Notwithstanding anything to the contrary in Section 19.5(b)(i), in the case of either (1) a proposed assignment pursuant to Section 19.5(b)(i) above where the proposed assignee is a Non-Compete Party or (2) a proposed Change of Control of Seller (which, for sake of clarity, is only applicable in the case where the proposed Person that will Control Seller is a Non-Compete Party), prior to consummating any such transaction Seller shall first (x) offer to sell the equity interests in the Project Company that owns the Facility or the assets comprising the Facility to the Buyer for a price not greater than the price at which Seller has proposed to sell to the Non-Compete Party; provided that in the case of a proposed transaction includes the transfer of equity or assets other than the Facility or the equity interests in the Project Company (such a transaction, a “Non PC Specific Transaction”), Seller shall offer to sell only the assets comprising the Facility or the equity interests in the Project Company at the Fair Market Value thereof, and (y) provide Buyer with such material information regarding the Facility, subject to any restrictions of confidentiality or Applicable Law, that the Seller reasonably determines in good faith will permit Buyer to make an informed decision as to whether to accept such offer. In connection with any Non PC Specific Transaction, Seller shall include in such offer Seller’s good faith calculation of the Fair Market Value of the equity interests in the Project Company that owns the Facility or the assets comprising the Facility, as applicable. If, within fifteen (15) Business Days following delivery of Seller’s offer, Buyer does not object in writing to Seller’s calculation of the Fair Market Value, then the Fair Market Value shall be as reflected in Seller’s offer. If, within such fifteen (15) Business Days following delivery of Seller’s offer, Buyer objects in writing to Seller’s calculation of the Fair Market Value, then Seller and the Buyer shall negotiate in good faith and attempt to resolve their disagreement. Should such negotiations not result in an agreement within ten (10) Business Days after receipt by Seller of such written objection from Buyer, then the matter shall be submitted to an Independent Appraiser selected by Seller, subject to the consent of Buyer (which shall not be unreasonably withheld), with each Party obligated to act reasonably to ensure the qualifications, independence, and ability and willingness to act in a timely manner of such Independent Appraiser. All fees and expenses relating to the work to be performed by the Independent Appraiser will be borne by Seller. The Independent Appraiser will deliver to the Seller and the Buyer a written determination of the Fair Market Value within thirty (30) days of the submission of the dispute to the Independent Appraiser, which determination shall, in the absence of fraud or manifest error, be final, binding and conclusive on the Seller and the Buyer. Buyer shall have thirty (30) days after the date on which the Fair Market Value is determined to accept Seller’s offer (which shall automatically be revised to reflect a price equal to the Fair Market Value as determined by the Independent Appraiser), and if no such acceptance occurs within such time, such offer shall automatically be of no further force or effect and shall not be capable of being accepted, and Seller shall be permitted to proceed with the proposed transaction. For sake of clarity, this Section 19.5(d) shall only apply to a Change of Control of Seller where the new Controlling entity would be a Non-Compete Party, and Buyer shall have no rights whatsoever under this Section 19.5(d) with respect to any other Change of Control transaction involving Seller.

(e)     In addition, Seller may, without the prior written consent of Buyer, subcontract the performance of its obligations under the Agreement in whole or in part to a third party, provided that Seller acknowledges and agrees that it shall be responsible to Buyer for the acts and omissions of its subcontractors to the same extent as Seller is responsible to Buyer for the acts or omissions of its own employees.

Section 19.6     Notices.

(a)     All notices and communications required to be given pursuant to this Agreement shall be:

(i)      in writing;

(ii)     delivered by hand (against receipt), recorded courier or express service, or sent by electronic mail; provided that any communications delivered by electronic mail shall be in a portable document format (PDF); and

(iii)     delivered, sent or transmitted to the address for the recipient’s communications as stated below; provided that:

(1)     if the recipient gives the other Party notice of another address, communications shall thereafter be delivered accordingly; and

(2)     if the recipient has not stated otherwise when requesting an approval or consent, it may be sent to the address from which the request was issued.

(b)     Any such notice and communication shall be deemed to have been received by a Party as follows:

(i)     if delivered by hand or delivered by courier or express service, at the time of delivery; or

(ii)     if sent by electronic mail properly addressed and dispatched, upon transmission, if during the recipient’s regular business hours, and otherwise, on the next Business Day, provided that in either case such notice shall not be effective unless a copy of such notice shall be sent concurrently by registered or certified mail, return receipt requested, postage prepaid.

(c)     Subject to Section 19.6(a), the addresses for notices shall be as follows:

In the case of Seller, to:

With a copy to:

In the case of Buyer, to:

Section 19.7     Conflicts of Interest. Conflicts of interest related to this Agreement are strictly prohibited. Except as otherwise expressly provided herein, neither Party, nor any director, employee or agent of a Party, shall give to or receive from any director, employee or agent of the other Party any gift, entertainment or other favor of significant value, or any commission, fee or rebate. Likewise, neither Party, nor any director, employee or agent of a Party shall enter into any business arrangement with any director, employee or agent of the other Party (or any affiliate), unless such Person is acting for and on behalf of the other Party, without prior written notification thereof to the other Party.

Section 19.8     Entire Agreement/Modification. This Agreement shall constitute the entire understanding between the Parties with respect to all matters and things herein mentioned and supersede any previous or contemporaneous agreements or understandings between the Parties. It is expressly acknowledged and agreed by and between the Parties that neither Party is now relying upon any collateral, prior or contemporaneous agreement, assurance, representation or warranty, written or oral, pertaining to the subject matter contained herein. This Agreement shall not be modified or changed except by written instrument executed by the duly authorized representatives of the Parties. No waiver of any provision or of any right, power or remedy hereunder shall be effective except by written instrument executed by the duly authorized representative of the Party waiving such provision, right, power or remedy.

Section 19.9     Status of the Parties. Nothing in this Agreement shall be construed to constitute either Party as a joint venturer, co-venturer, joint lessor, joint operator or partner of the other. In performing services pursuant to this Agreement, Seller is acting solely as an independent contractor maintaining complete control over its employees and operations. Unless otherwise provided in this Agreement, neither Buyer nor Seller is authorized to take any action in any way whatsoever for or on behalf of the other.

Section 19.10     Confidentiality.

(a)     A Party receiving Confidential Information shall: (i) treat such Confidential Information as confidential and use reasonable care not to divulge such information to another Person (except for Lenders, counsel and other consultants acting at the request of the receiving Party in connection with the Production Facilities or this Agreement, and provided that such Persons (including Affiliates) are under an obligation of confidentiality or have executed a written agreement agreeing to be bound by the provisions of this Section 19.10 or agreeing to be bound by similar confidentiality obligations which are not materially less restrictive in nature, such care to be commensurate, at a minimum, with the care exercised by each of Seller and Buyer for protection of its confidential information of a similar nature to the Confidential Information; (ii) restrict access to Confidential Information to personnel who reasonably require such information in connection with this Agreement; and (iii) restrict the use of such Confidential Information to matters related to the performance of this Agreement.

(b)     Nothing in this Agreement is intended to or shall be construed as granting to any Party any license or right under any patent, copyright, or other Intellectual Property right of the other Party, nor shall this Agreement impair the right of any Party to contest the scope, validity, or alleged infringement of any patent or copyright. This Agreement shall not grant any Party any rights in or to the Confidential Information of the other Party, except as expressly set forth in this Agreement.

(c)     Each Party agrees that the other Party shall be entitled to injunctive relief in the event of any breach or anticipated breach of this Section 19.10.

(d)     To the extent permitted by Applicable Law, the contents of this Agreement shall be considered confidential, and neither Party shall disclose the provisions of this Agreement or the Agreement in its entirety to another Person without the other Party’s prior written consent. The Parties acknowledge that this Agreement may be disclosed publicly pursuant to the rules and regulations of the U.S. Securities and Exchange Commission and may be made available for public comment; however, if disclosure is required, the Party that is required to disclose will use commercially reasonable efforts (at its sole cost and expense) to secure redaction of commercial terms to the extent permitted by Applicable Law.

(e)     The provisions of this Section 19.10 shall survive any expiration or termination of this Agreement for a period of two (2) years.

Section 19.11     Publicity and Announcements. The Parties agree to (i) consult with each other before issuing any press release or public statement announcing the execution and delivery of this Agreement, (ii) provide to each other for review a copy of any such press release or public statement and (iii) not issue any such press release or public statement prior to providing each other with a reasonable period of time to review and comment on such press release or public statement.

Section 19.12     Support of Financing Efforts.

(a)     Buyer acknowledges that Seller may elect to finance all or part of its costs of the transactions contemplated by this Agreement, including the costs of the construction of the Facility. Buyer agrees to provide such assistance (at Seller’s sole cost and expense) as Seller may reasonably request in connection with such financing. In furtherance of the foregoing, Buyer agrees that it will not unreasonably withhold its consent to a customary collateral assignment for security purposes of this Agreement for the benefit of such Person(s) providing such financing, as may be reasonably necessary and appropriate for such financing, provided that none of the terms of such consent shall: (i) relieve Seller of any of its obligations under this Agreement; (ii) decrease the economic benefits, or increase the costs, of the transactions contemplated by this Agreement to Buyer; or (iii) create increased economic or legal risk to Buyer in connection with the transactions contemplated by this Agreement.

(b)     Seller acknowledges that Buyer may elect to finance or seek funding for all or part of its costs of the transactions contemplated by this Agreement, including the costs for the purchase of the Renewable Hydrocarbons. Seller agrees to provide such assistance (at Buyer’s sole cost and expense) as Buyer Seller may reasonably request in connection with such activities. In furtherance of the foregoing, Seller agrees that it will not unreasonably withhold its consent to a customary collateral assignment for security purposes of this Agreement for the benefit of such Person(s) providing such financing or funding, as may be reasonably necessary and appropriate provided that none of the terms of such consent shall: (i) relieve Buyer of any of its obligations under this Agreement; (ii) decrease the economic benefits, or increase the costs, of the transactions contemplated by this Agreement to Seller; or (iii) create increased economic or legal risk to Buyer in connection with the transactions contemplated by this Agreement.

Section 19.13     Further Assurances. Each Party shall provide such information, execute and deliver any instruments and documents and take such other actions as may be reasonably necessary or reasonably requested by the other Party that are not inconsistent with the provisions of this Agreement and that do not involve the assumptions of obligations other than those provided for in this Agreement, in order to give full effect to this Agreement and to carry out the intent of this Agreement.

Section 19.14     Survival. The provisions of Section 2.2(e), Article 15, Article 16, Article 17, Article 18 and Article 19 shall survive termination or expiration of this Agreement, including termination pursuant to Section 2.3(d).

Section 19.15     Non-Compete.

(a)     The Parties acknowledge and agree that it is the intent of the Parties that, except as contemplated by this Section 19.15, the next facility to be designated for the production of Renewable Hydrocarbons to be developed by Seller or its Affiliates will be dedicated to the production of Renewable Hydrocarbons for sale to Buyer. Accordingly, subject to its obligations under Section 2.2(e), Seller covenants and agrees that until [**], neither Seller nor any of its Affiliates will enter into any binding arrangement with respect to the development and construction of any other Renewable Hydrocarbons production facility; provided, however, that Seller and its Affiliates shall be permitted to enter into binding arrangements with Third Parties, other than Non-Compete Parties, to the extent that any such arrangement specifies that the designation of any facility to be developed thereunder shall not be designated prior to designation of a facility pursuant to this Agreement. For the avoidance of doubt, both Seller and Buyer acknowledge that Seller and its Affiliates are already developing the Interim Project and the Expansion Project and this covenant shall not restrict the ability of Seller and its Affiliates to construct such facilities.

(b)     In addition, during [**], Seller agrees that if Seller or any of its Affiliates receives an inquiry from any commercial airline regarding the purchase of Renewable ATJ in the United States on a long-term (greater than one year) basis, before engaging in any negotiations with such airline Seller shall first offer to Buyer the opportunity to negotiate with such airline regarding such purchase of such Renewable ATJ from Buyer instead of from Seller or its Affiliate. Buyer shall notify Seller or such Affiliate within [**] if it desires to pursue such opportunity, failing which Seller or its Affiliate shall be permitted to proceed to negotiate with such commercial airline, subject to the further requirements of this Section 19.15(b). If Buyer elects not to pursue such opportunity, and Seller or its Affiliate subsequently come to agreement with such commercial airline on the binding terms and conditions for such sale of Renewable ATJ, before entering into any binding arrangement for such sale, Seller or such Affiliate will offer such opportunity to Buyer. Buyer shall notify Seller or such Affiliate within [**] if it desires to accept such offer (which acceptance must be on the terms and conditions agreed between Seller and the commercial airline), failing which Seller or its Affiliate shall be permitted to proceed to make such sales directly if it so chooses. This requirement to refer inquiries and offers from commercial airlines to Buyer shall remain in effect until such time as Buyer shall have entered into sale arrangements with commercial airlines referred to Buyer by Seller or its Affiliates for [**] of Renewable ATJ, after which time this Section 19.15(b) shall be of no further force or effect.

(c)     From [**], Seller or its Affiliates may not directly or indirectly engage in discussions with respect to the sale and purchase of, nor engage in the actual sale and purchase of Renewable Hydrocarbons produced by the Facility or any of the Other Gevo Production Facilities with a Non-Compete Party. From the Commercial Operations Date until the end of the Delivery Term, Seller or its Affiliates may not directly or indirectly engage in discussions with respect to the sale and purchase of, nor engage in the actual sale and purchase of Renewable Hydrocarbons produced by the Facility with a Non-Compete Party.

Section 19.16     Counterparts. This Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall constitute a duplicate original and all counterparts together shall constitute one and the same instrument. The Parties acknowledge and agree that any document or signature delivered by facsimile, PDF or other electronic transmission shall be deemed to be an original executed document for the purposes hereof and such execution and delivery shall be considered valid, binding and effective for all purposes.

(The Remainder of this Page Left Blank Intentionally)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

GEVO, INC.,

as “Seller”

/s/ Patrick R. Gruber___________________
Name: Patrick R. Gruber
Title: Chief Executive Officer

TRAFIGURA TRADING LLC

as “Buyer”

/s/ Cory Prologo
Name: Cory Prologo
Title: Director

/s/ Rodney Malcolm
Name: Rodney Malcolm
Title: Director

Signature Page – Renewable Hydrocarbons Purchase and Sale Agreement

ATTACHMENT A

AUTHORIZATIONS

Air Permit

Stormwater Pollution Prevention Permit

Wastewater Permit

Building Permit

ATTACHMENT B

RENEWABLE HYDROCARBONS SPECIFICATIONS

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ATTACHMENT C

FORM OF BUYER PARENT GUARANTY

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